Registration No. 333-

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

OFFERING CIRCULAR

July 23, 2021

Up to 40,000 Limited Partnership Interests at $1,000 per Unit

Maximum Offering: $40,000,000 (40,000 Units)

Minimum Purchase $10,000 (Ten Units)

Investment Grade R.E. Income Fund, LP (“us,” “we,” or the “Fund”) is a Delaware limited partnership formed to originate, invest in, and manage a diversified portfolio of institutional quality single-tenant and multi-tenant net leased commercial real estate properties (the “Investments”). We expect to use substantially all of the net proceeds from this offering to acquire the Investments, which will be managed by our general partner, IGRE Capital Holdings, LLC, a California limited liability company (the “General Partner”). The offering is being made pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933. The Units will be offered by our officers and through Emerson Equity LLC, our managing dealer (“Managing Dealer”).

We are offering for sale up to 40,000 limited partnership units of the Fund (the “Units”) at $1,000 per Unit, for an aggregate, maximum gross dollar offering amount of $40,000,000 (the “Maximum Offering”). The offering is being made pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933. The purchasers of the Units will become the limited partners of the Fund (the “Limited Partners”). There was a minimum offering contingency of $2,500,000 for 2,500 Units (the “Minimum Offering”) which must be raised before closing on any investor subscriptions (the “Initial Closing”). The Minimum Offering was met on January 28, 2021. The minimum investment in our Units is $10,000 for ten Units. The Units shall bear an annualized, non-compounded preferred return (the “Preferred Return”) of 6%, paid monthly. Our offering was qualified by the Securities and Exchange Commission on July 23, 2020 and we began offering Units for sale in August of 2020. Through our Post Qualification Amendment the offering period has been extended for an additional year.

Investing in our Units is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” to read about the more significant risks you should consider before buying our Units. These risks include the following:

●	We have limited operating history, and the prior performance of our management does not predict our future results.

●	Because no public trading market for our Units currently exists, it will be difficult for you to sell your Units and, if you are able to sell your Units, you will likely sell them at a substantial discount to the offering price.

●	If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

●	Our General Partner will have complete control over the Fund and will therefore make all decisions of which Limited Partners will have no control. A majority vote is needed to remove the General Partner for cause.

●	We intend to acquire a limited number of Investments, as a result, our portfolio of Investments may be less diverse in terms of geographic location or other property characteristics.

●	We will depend on single or multi-tenant commercial properties for our revenue and as a result our revenues will depend on the success and economic viability of the tenants in our properties.

●	Our Investments may face competition within their individual geographic markets, which could prevent our Investments from appreciating or cause them to decrease in value.

●	We could lose part or all of our investments in real estate assets, which could have a material adverse effect on our financial condition and results of operations.

●	We will need to obtain a loan for a significant portion of the acquisition costs associated with the Investments, the terms of which are not known at this time. If we are unable to negotiate favorable terms for this loan, we may not be able to achieve our projected returns.

●	The profitability of attempted acquisitions is uncertain.

●	Real estate investments are illiquid.

●	Rising expenses could reduce cash flow and funds available for future acquisitions.

●	We may not make a profit if we sell an Investment.

●	Limited Partners will not have the opportunity to evaluate any Investments before we make them, which makes investment in our Fund more speculative.

●	Our Investments may not be diversified.

●	Competition with third parties in acquiring and operating our properties may reduce our profitability and the return on your investment.

●	The consideration paid for any Investments we make may exceed the fair market value, which may harm our financial condition and operating results.

●	The failure of our Investments to generate positive cash flow or to appreciate in value would most likely preclude our Limited Partners from realizing a return on their investment.

●	Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

●	We may be subject to potential environmental liabilities.

●	Our leasing results depend on various factors, including tenant occupancy and rental rates, which, if adversely affected, could cause our operating results to suffer.

●	We could face potential adverse effects if a commercial tenant is unable to make timely rental payments, declares bankruptcy, or become insolvent.

●	We may suffer losses that are not covered by insurance.

●	We do not set aside funds in a sinking fund to pay distributions or redeem the Units, so you must rely on our revenues from operations and other sources of funding for distributions and withdrawal requests. These sources may not be sufficient to meet these obligations or requests.

●	Our ability to make distributions to our Limited Partners is subject to fluctuations in our financial performance, operating results, and capital improvement requirements.

●	Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

●	The exemption from the Investment Company Act that we rely upon may restrict our operating flexibility.

●	The loss of our Investment Company Act exemption could require us to register as an investment company or substantially change the way we conduct our business, either of which may have an adverse effect on us, our profitability, and our ability to pay distributions.

●	The Internal Revenue Service (“IRS”) may challenge our characterization of the material tax aspects of your investment in the Units.

●	You may realize taxable income without cash distributions, and you may have to use funds from other sources to fund tax liabilities.

●	You may not be able to benefit from any tax losses that are allocated to your Units.

●	We may be audited which could subject you to additional tax, interest, and penalties.

●	State and local taxes and a requirement to withhold state taxes may apply, and if so, the amount of net cash payable to you would be reduced.

●	Legislative or regulatory action could adversely affect investors.

●	There are special considerations for pension or profit-sharing or 401(k) plans, health or welfare plans or individual retirement accounts whose assets are being invested in our Units.

●	Investing with a Self-Directed Individual Retirement Account or other retirement account may subject an investor to Unrelated Business Taxable Income (“UBTI”)

The proposed offering will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”). The offering will continue until the earliest of the sale of all of the Units offered hereby, 12 months from the date of this Offering Circular, or the decision by the General Partner to terminate the offering (the “Offering Period”). The Units offered hereby are offered on a “best efforts” basis. Once received and accepted, subscriptions are irrevocable.

Units Offered	Number of Units	Price Per Unit to Public	Compensation to the Selling Group[1]	Proceeds to Us2
Per Unit	1	$1,000	$90	$910
Minimum Purchase	10	$10,000	$900	$9,100
Maximum Offering	40,000	$40,000,000	$3,600,000	$36,400,000

We are an “emerging growth company” under applicable SEC rules and will be subject to reduced public company reporting requirements. This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Please review the information described in the section captioned “Risk Factors” before making an investment in the Fund. An investment in this Fund should only be made if you are capable of evaluating the risks and merits of this investment and if you have sufficient resources to bear the entire loss of your investment, should that occur.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other selling literature. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered hereunder are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed the applicable thresholds, we encourage you to review rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

1 We have entered into agreements with Emerson Equity LLC to act as the Dealer Manager of this offering and provide advisory services (“Managing Dealer”). (See “Plan of Distribution.”)

2 Does not include expenses of the offering, including legal and accounting expenses. Aggregate offering expenses payable by us are estimated to be approximately $750,000 if the Maximum Offering is sold. (See “Use of Proceeds.”)

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SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that may be important to you. You should read this entire Offering Circular carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” and our historical financial statements and the related notes.

Unless the context otherwise requires, we use the terms “Fund,” “we,” “us,” and “our” in this Offering Circular to refer to Investment Grade R.E. Income Fund, LP, a Delaware limited partnership.

General

Investment Grade R.E. Income Fund, LP (“us,” “we,” or the “Fund”) is a Delaware limited partnership formed to originate, invest in, and manage a diversified portfolio of institutional quality single-tenant and multi-tenant net leased commercial real estate properties (the “Investments”). We expect to use substantially all of the net proceeds from this offering to originate, acquire, and structure a diversified portfolio of these Investments, which will be managed by our general partner, IGRE Capital Holdings, LLC, a California limited liability company (the “General Partner” and, collectively with the Limited Partners, the “Partners”). We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We expect to hold the Investments for approximately five to seven years, though the ultimate holding period will vary. The Units shall bear an annualized, non-compounded preferred return (the “Preferred Return”) of 6%, paid monthly. The Preferred Return shall begin to accrue immediately upon the General Partner’s acceptance of each subscription (no later than five calendar days after receipt of both documents and cleared funds) (the “Acceptance Date”) and will then be paid the month commencing after the Acceptance Date (the “Preferred Return Payment Date”). The Preferred Return may be paid out of the General Partner Loan, the General Partner’s Capital Contribution, borrowings, or any combination of the foregoing. If Distributable Operating Income (as defined in the Partnership Agreement) is insufficient to pay any or all of the Preferred Return Payment, the Preferred Return may be paid out of the General Partner Loan, the General Partner’s Capital Contribution, borrowings, offering proceeds, or any combination of the foregoing. At the end of the holding period for the Investments, or from time to time, we intend to liquidate the Investments and distribute the proceeds therefrom to the Partners, to be divided 80% to the Limited Partners and 20% to the General Partner. During the holding period or at the end of the holding period, the General Partner may also elect, in its sole discretion, to convert into a public or private real estate investment trust (“REIT”), depending on market conditions. We intend to obtain financing to acquire the Investments through: (i) five to ten year loans at market rates advised by CBRE Capital Markets, Inc., through its Debt and Structured Finance Division (“CBRE”). ( the “Loans ”) and (ii) equity up to the amount of $40,000,000 through the sale of Units pursuant to this offering. (See “Summary of the Partnership Agreement.”)

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The General Partner intends to loan up to $750,000 to the Fund for our organizational expenses, offering expenses, compensation to principals and consultants, and possible payment of the Preferred Return (the “General Partner Loan”). The General Partner Loan bears simple interest of 3% and is to be repaid in full from the proceeds of this Offering or February 1, 2023 , whichever occurs first. The General Partner also reserves the right to participate in the offering by purchasing up to $2,000,000 of the Units on the same terms as all other potential Limited Partners for investment purposes only and not with a view towards distribution or resale.

In connection with the acquisition of the Investments, the General Partner will receive 3% of the gross purchase price of each Investment acquired by the Fund (“Acquisition Fee”). During the holding period of the Investments, the General Partner will receive an annual asset management fee, which will be paid monthly, of 0.65% of the gross purchase price of a particular Investment purchased by the Fund plus any capital costs expended by the Fund for improvements thereon, calculated, accrued, and payable monthly in arrears (“Asset Management Fee”) as well as 20% of the cash flow in excess of the Preferred Return to the Limited Partners. If the Fund does not distribute or pay the Preferred Return to the Limited Partners, the Asset Management Fee will be deferred until the Preferred Return is paid in full. In addition, the General Partner will be entitled to receive 20% of any net profits realized on the sale of the Fund’s Investments in excess of the Preferred Return.

The General Partner believes that the primary motivators of what it perceives to be a continuing demand for commercial real estate investments were born out of the 2008 economic recession. They include:

●	Preservation of and opportunity for potential appreciation of investment capital;

●	“Above market” dividends that are reliable and sustainable to help offset the low interest rate environment which is expected to continue; and

●	Experience and strength to withstand economic market adversity.

Our office is located at 831 State Street, Suite 280, Santa Barbara, California 93101. Our telephone number is (805) 690-5389. We maintain a website at www.igrefund.com; however, information contained in, or accessible through, the website is not a part of, and is not incorporated by reference into, this Offering Circular.

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Fund Management

IGRE Capital Holdings, LLC, a private real estate operating company was formed for the purpose of organizing, managing, and participating, as the General Partner of the Fund. Having originated, financed, and managed approximately $10 billion of commercial real estate over the past 46 years, the General Partner’s principals have the knowledge, experience and relationships to identify and acquire institutional quality real estate and investment grade net leased real estate nationwide, and the systems to analyze geographic areas, demographics, and the creditworthiness of tenants. (See “Management.”) We consider Institutional Quality real estate to be properties of sufficient size and stature that merit attention from national and international institutional investors, that typically have assets and tenants outside the reach of individual and retail investors.

Strategy and Competitive Strengths

We intend to identify and acquire a portfolio of geographically diverse, single-tenant and multi-tenant commercial properties. We expect to acquire a diversified portfolio comprised primarily of necessity based industries, to include, without limitation, medical complexes, home improvement centers, pharmacies, restaurants and food outlets, office parks, banks, and convenience stores, and industrial/distribution facilities, with a target acquisition cost of between $1,000,000 and $16,000,000 though acquisitions costs may be more or less as determined by the General Partner in its sole discretion. Desirable properties will have tenants with investment grade rated (BBB-or higher) credit ratings or other unrated but creditworthy tenants with a demonstrated track record of timely payments and strong financial projections, as determined by the General Partner; provided however, that at least 80% of our annualized straight-line rent will be derived from Investment Grade tenants. Examples of such companies are Advanced Auto Parts, Panera Bread, Verizon Wireless, Sherman Williams, Target, Home Depot, and Trader Joes Market. (See “Acquisition Policies” for additional information)

Other key elements we intend to evaluate prior to selecting properties for our portfolio include a comprehensive due diligence review of the tenant, the tenant’s industry and the relevant financial market projections for the tenant’s industry. Target properties will typically have a net lease with a maturity of ten years or more in place or a lease that could be put into place with existing or prospective tenants through lease negotiations.

Following acquisition of the Investments, the General Partner will be responsible for the day to day management and leasing of the Investments. The General Partner will also track the market’s momentum in leasing velocity and sales transactions, as well as research and analyze strategic alternatives, such as the appropriate time to increase or restructure debt or deploy alternative capital structures. The General Partner, through its accounting firm and other service providers, will prepare financial statements, tax returns, market and operational reports, as well as make monthly distributions to the Fund investors.

We presently expect to hold a particular Investment for five to seven years, however the ultimate holding period could vary based on market conditions. We anticipate the Investments will be sold using one of the following methods:

●	Traditional sale or 1031 exchange to an individual investor;

●	Sale to large regional or national institutional investors;

●	Sale to a public or private real estate fund or REIT; or

●	Conversion of the Fund into a publicly traded REIT.

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Our competitive strengths include:

●	Extensive relationship and sourcing network. We leverage our real estate services businesses in order to source deals for the Fund. In addition, our management has extensive relationships with major industry participants in each of the markets in which we currently operate. Their local presence and reputation in these markets have enabled them to cultivate key relationships with major holders of property inventory, in particular, financial institutions, throughout the real estate community.

●	Targeted market opportunities. We focus on markets that have a long-term trend of population growth and income improvement, with a particular focus on states with business and investment-friendly state and local governments. We generally avoid engaging in direct competition in over-regulated and saturated markets.

●	Structuring expertise and speed of execution. Prior real property acquisitions completed by principals of our General Partner have taken a variety of forms, including direct property investments, joint ventures, participating loans and investments in performing and non-performing mortgages with the objective of long-term ownership. We believe the principals of our General Partner have developed a reputation of being able to quickly execute, as well as originate and creatively structure acquisitions, dispositions, and financing transactions.

●	Vertically integrated platform for operational enhancement. We have a hands-on approach to real estate investing and possess expertise in property management, leasing, construction management, development and investment sales, which we believe enable us to invest successfully.

●	Focus on the middle market. Our focus on middle market opportunities offers our investors significant alternatives to active, equity investing that may provide attractive returns to investors. This focus has allowed us to offer a diversified range of institutional quality real estate investment opportunities to investors.

●	Risk management and investment discipline. We underwrite our investments based upon a thorough examination of property economics and a critical understanding of market dynamics and risk management strategies. We conduct an in-depth sensitivity analysis on each of our acquisitions. This analysis applies various economic scenarios that include changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods. We use this analysis to develop our disciplined acquisition strategies.

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THE OFFERING

Class of Securities Offered:	Limited Partnership Interests (the “Units”)

Number of Units Offered:	Up to 40,000 Limited Partnership Units

Offering Price:	$1,000 per Unit. There is a $10,000 minimum purchase amount (ten Units) unless a lower amount is approved by the General Partner.

Units Outstanding:	1,750

Number of Units Outstanding after the Offering:	If the Maximum Offering is raised, there will be 40,000 Units issued and outstanding.

Termination of the Offering:	The offering will commence as of the date this Offering Circular is qualified by the SEC and will terminate on the earliest of the sale of all of the Units offered hereby, 12 months from the date of qualification of this Offering Circular, or the decision by the General Partner to terminate the offering.

Offering Costs:	Estimated to be up to $750,000. (See “Use of Proceeds.”)

No Trading Market for our Units:	Our Units are not listed for trading on any exchange or automated quotation system and we do not intend to seek to obtain a listing.

Best Efforts Offering:	We are offering the Units on a “best efforts” basis through principals of our General Partner who will not receive any compensation for selling the Units(1), and through our Managing Dealer and Selling Group (as defined below). The Units may also be recommended by Registered Investment Advisers who are not part of the Selling Group. (See “Plan of Distribution.”). There is no firm commitment by any party to purchase any of the Units.

(1) Jason Luhan who serves as a Director and Legal Counsel to the General Partner is registered as an associated person of our managing broker dealer. As a result, he may be paid all or part of any selling commission or wholesaling fee resulting from units sold directly by him or through selling group members. See “Use of Proceeds” and “Plan of Distribution”

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Selected Risks Associated with Our Business

Our business is subject to many risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We limited operating history, and the prior performance of our management does not predict our future results.

●	We will depend on single or multi-tenant commercial properties for our revenue and as a result our revenues will depend on the success and economic viability of the tenants in our properties.

●	Our leasing results depend on various factors, including tenant occupancy and rental rates, which, if adversely affected, could cause our operating results to suffer.

●	We will need to obtain a loan for a significant portion of the acquisition costs associated with the Investments, the terms of which are not known at this time. If we are unable to negotiate favorable terms for this loan, we may not be able to achieve our projected returns.

●	The profitability of attempted acquisitions is uncertain.

●	Our General Partner will have complete control over the Fund and will therefore make all decisions of which Limited Partners will have no control. A majority vote is needed to remove the General Partner for cause.

●	Because no public trading market for our Units currently exists, it will be difficult for you to sell your Units and, if you are able to sell your Units, you will likely sell them at a substantial discount to the offering price.

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RISK FACTORS

An investment in our Units involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this Offering Circular before purchasing Units. The occurrence of any of the following risks might cause you to lose all or a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face but do represent those risks and uncertainties that we believe are the most significant to our business, prospects, and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Note Regarding Forward-Looking Statements.”)

Risks Related to Our Business

We have limited operating history, and the prior performance of our management does not predict our future results.

We are a recently formed company with limited operating history. Though as of the date of this Offering Circular we have purchased and are collecting rents providing us revenues, there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, availability of properties for purchase, the level of our competition and our ability to attract and retain key employees. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our Units.

Because no public trading market for our Units currently exists, it will be difficult for you to sell your Units and, if you are able to sell your Units, you will likely sell them at a substantial discount to the offering price.

There is no public market for our Units and we currently have no plans to list our Units on a stock exchange or other trading market. Until our Units are listed, if ever, you may not sell your Units unless the buyer meets the applicable suitability and minimum purchase standards. If you are able to sell your Units, you may have to sell them at a substantial discount to the price you paid for the Units in this offering. It is also unlikely that your Units would be accepted as the primary collateral for a loan. Because of the illiquid nature of our Units, you should purchase our Units only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our Investments and the ability of our General Partner to identify, acquire, and manage suitable investments. If we continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate the Fund and return the proceeds from the sale of the Units to the investors. There is no assurance that we will be able to acquire Investments that meet our investment criteria described in this Offering Circular.

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You will not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

You will be unable to evaluate for yourself information about the Investments, such as operating history, terms of financing and other relevant economic and financial information regarding a particular Investment. Our General Partner has broad authority in making investment decisions. Consequently, you must rely exclusively on the ability of the General Partner to make investment decisions. Furthermore, our General Partner will have broad discretion in implementing policies regarding tenant creditworthiness, and you will not have the opportunity to evaluate potential tenants. No assurance can be given that we will be able to acquire suitable Investments or that our target returns will be achieved.

Our General Partner will have complete control over the Fund and will therefore make all decisions of which Limited Partners will have no control.

Our General Partner will make all decisions without input by the Limited Partners. Such decisions may pertain to employment decisions, including the General Partner’s own compensation arrangements, the appointment of other officers and managers, and whether to enter into material transactions or agreements with related parties. Other than removal of the General Partner, which is subject to a majority vote of the Limited Partners (See Limited Partnership Agreement”), the Limited Partners will have little to no control over the day-to-day operations of the Fund.

We intend to acquire a limited number of Investments, as a result, our portfolio of Investments may be less diverse in terms of geographic location or other property characteristics.

Due to a variety of factors, some of which are unforeseeable, the number of Investments may be limited and, as a result, our investments may not be diversified. A limited number of Investments would place a substantial portion of the funds invested in a limited area of geographic locations, some or all of which may have the same property-related risks. In addition, we have no plans to acquire any properties or investments other than the Investments. If the Maximum Offering is sold and we are unable to obtain Loans, we may be further limited in the number and diversity of properties we are able to acquire. If any events negatively affect the areas in which the Investments are located, the performance of the Investments may be adversely affected and, as a result, our returns could be lower than we anticipate.

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We will depend on single or multi-tenant commercial properties for our revenue and as a result our revenues will depend on the success and economic viability of the tenants in our properties.

The Investments are intended for use as commercial real estate buildings that are leased to reputable, creditworthy tenants, and the cash flow and value of the Investments will be dependent on the success of the operations of such tenants. Thus, the financial performance of the Investments will depend, in part, on our ability to find and enter into lease agreements with reputable, creditworthy tenants, and the success of such tenants. If the business of such tenants takes a downturn, whether localized to the geographic region, generally in such tenants’ industry, or as part of a general economic downturn, the occupancy rates of the Investments may decline and our performance may be negatively affected. In the event a tenant should vacate a property, there can be no assurance that we will be able to locate and enter into lease agreements with other suitable tenants.

Our Investments may face competition within their individual geographic markets, which could prevent our Investments from appreciating or cause them to decrease in value.

The Investments will compete with other similar buildings in their geographic area. If new buildings are built or current buildings are expanded in areas surrounding the Investments, the occupancy of the Investments and their financial performance could be adversely affected. Competition for commercial tenants may increase costs and reduce returns of the Investments, which may negatively affect the return to the Limited Partners. To the extent there are similar buildings available to commercial tenants in the same geographic location and/or one or more of the Investments are not occupied by reputable and/or creditworthy tenants, the performance of the Investments may be adversely affected and, as a result, our returns could be lower than we anticipate.

We could lose part or all of our investments in real estate assets, which could have a material adverse effect on our financial condition and results of operations.

There is the inherent possibility that we could lose all or part of the value of our Investments. Real estate investments are generally illiquid, which may affect our ability to change our asset mix in response to changes in economic and other conditions. The value of our Investments can also be diminished by:

●	civil unrest, acts of war and terrorism and acts of God, including earthquakes, hurricanes , and other natural disasters (which may result in uninsured or underinsured losses);

●	the impact of present or future legislation (including environmental regulation, changes in laws concerning foreign ownership of property, changes in tax rates, changes in zoning laws and laws requiring upgrades to accommodate disabled persons) and the cost of compliance with these types of legislation; and

●	liabilities relating to claims, to the extent insurance is not available or is inadequate.

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We will need to obtain loans for a significant portion of the acquisition costs associated with the Investments, the terms of which are not known at this time. If we are unable to negotiate favorable terms for this loan, we may not be able to achieve our projected returns.

We will need to obtain a loan to acquire all of the contemplated Investments and may need to obtain additional loans to finance our internal operations as well as the operations of the Investments. We have a term sheet for Loans with contemplated terms, but no assurances can be made that we will be able to obtain the contemplated terms. Though our current Loan meets the contemplated term, we have not obtained any commitment for any additional loans that might be needed. The terms of the loans to be obtained or assumed by us to acquire the Investments will vary and the exact terms are unknown. It may be difficult to obtain financing when needed and the terms and conditions under which any financing can be obtained are uncertain and could be unfavorable. If we are not able to obtain financing, we may not be able to acquire Investments. Any final loan may not allow for any type of prepayment or any prepayment may require the payment of a yield maintenance penalty or defeasance. Consequently, we may not be able to take advantage of favorable changes in interest rates. The final terms of any loan may be more or less favorable than the anticipated terms described in this Offering Circular. Less favorable loan terms could adversely impact the results of the Investments and the return to the Limited Partners.

Natural disasters or impacts of a pandemic, such as the recent outbreak of the COVID-19 virus, may negatively impact our financial results.

The recent global outbreak of the Coronavirus Disease 2019, or COVID-19, which has been declared by the World Health Organization to be a “public health emergency of international concern,” has spread across the globe and has impacted worldwide economic activity. A public health pandemic, including COVID-19, poses the risk that we or our employees, subcontractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. We may experience impacts from quarantines, real estate market downturns and changes in consumer behavior related to pandemic fears and impacts on our. If the COVID-19 pandemic continues , or if a more significant natural disaster or pandemic were to occur in the future, our operations in areas impacted by such events could experience an adverse financial impact due to market changes. The extent to which the COVID-19 pandemic impacts our results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the ongoing threat of COVID-19 or its variants .

Risks Related to Real Estate

The profitability of attempted acquisitions is uncertain.

We intend to acquire properties selectively. Acquisition of properties entails risks that Investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels and that estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Expenses may be greater than anticipated.

Real estate investments are illiquid.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. The foregoing among other factors or events that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Our Investments will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. If we are unable to lease properties on a basis requiring the tenant to pay all or some of the expenses, we will be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

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We may not make a profit if we sell an Investment.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area, and available financing. There is a risk that we will not realize any significant appreciation on our investment in a particular property. Accordingly, Limited Partners’ ability to recover all or any portion of their investment under such circumstances will depend on the amount of funds realized and claims to be satisfied therefrom.

Limited Partners will not have the opportunity to evaluate Investments before we make them, which makes investment in the Fund more speculative.

We will seek to invest substantially all of the net offering proceeds from this Offering, after the payment of fees and expenses, in the acquisition of or investment in interests in real estate assets. Because our Limited Partners will be unable to evaluate the economic merit of assets before we invest in them, they will have to rely on the ability of the General Partner to select suitable and successful investment opportunities. These factors increase the risk to our Limited Partners .

Our Investments may not be diversified.

Our potential profitability and our ability to diversify our Investments may be limited, both geographically and by type of properties purchased. We will be able to purchase additional properties only as additional funds are raised. Our Investments may not be well diversified and their economic performance could be affected by changes in local economic conditions.

Our performance is therefore linked to economic conditions in the regions in which we will acquire Investments and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to Limited Partners.

Competition with third parties in acquiring and operating our properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, many of which have greater resources and a more extensive operating history than we do. Specifically, there are numerous commercial developers, real estate companies, and foreign investors that operate in the markets in which we intend to operate, that will be seeking investments and tenants and will compete with us in acquiring properties.

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Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us are generally able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. Demand from third parties for properties that meet our investment objectives could result in an increase of the price of such properties. If we pay higher prices for properties, our profitability may be reduced and Limited Partners may experience a lower return on their investment. In addition, our properties may be located in close proximity to other properties that will compete against our properties for tenants. Many of these competing properties may be better located and/or appointed than the properties that we may acquire, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional properties are built in close proximity to our properties, causing increased competition for tenants. In addition, our ability to charge premium rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we can charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties to attract or retain tenants, which we would not have otherwise made, thus affecting cash available for distributions.

The consideration paid for our Investments may exceed the fair market value, which may harm our financial condition and operating results.

The consideration that we pay for properties will be based upon numerous factors, and the Investments may be purchased in negotiated transactions rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for a property or its appraised value will be a fair price, that we will be able to generate an acceptable return on such property, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns. As a result, our Investments may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

The failure of our Investments to generate positive cash flow or appreciate in value could preclude our Limited Partners from realizing a return on their Unit ownership.

There is no assurance that our Investments will appreciate in value or will ever be sold at a profit. The marketability and value of the properties we may acquire will depend upon many factors beyond the control of our management. There is no assurance that there will be a ready market for the properties, since investments in real property are generally non-liquid. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Moreover, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure any person that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lockout provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lockout provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

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Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of, an established market for a property; changes in the financial condition or prospects of prospective purchasers; changes in national or international economic conditions; and changes in laws, regulations, or fiscal policies of jurisdictions in which the property is located. We may be unable to realize our investment objectives by sale or other disposition, or to refinance at attractive rates within any given period of time, or otherwise be unable to complete an exit strategy. An exit event is not guaranteed and is subject to the General Partner’s discretion.

Our Investments are primarily leased to tenants operating out of traditional brick and mortar buildings.

Our business model depends on leasing commercial space to large regional and national brick and mortar business. As consumers continue to migrate towards online retail outlets, our primary tenants face increased pressure to compete with these retailers for consumer business. While we intend to focus on acquiring properties that are leased to companies that provide non-discretionary or necessity based products and services, our tenants may not be able to compete and they may need to alter the terms of their lease, downsize, file bankruptcy, or go out of business, which would in turn adversely impact our profitability and results of operations.

We may be subject to potential environmental liability.

Under various federal, state, and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the clean-up of hazardous or toxic substances and may be liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by governmental entities or third parties in connection with the contamination. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances, even when the contaminants were associated with previous owners or operators. The costs of investigation, remediation or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate those substances, may adversely affect the owner’s or operator’s ability to sell or rent the affected property or to borrow using the property as collateral. The presence of contamination at a property can impair the value of the property even if the contamination is migrating onto the property from an adjoining property. Additionally, the owner of a site may be subject to claims by parties who have no relation to the property based on damages and costs resulting from environmental contamination emanating from the site.

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In connection with the direct or indirect ownership, operation, management, and development of real properties, we may be considered an owner or operator of those properties or as having arranged for the disposal or treatment of hazardous or toxic substances. Therefore, we could be liable for removal or remediation costs.

Before closing on the acquisition of a particular piece of real property, it is our policy to review the results of an independent environmental consultant’s assessment of the real property. These assessments typically include, among other things, performing a Phase I environmental review, a visual inspection of the property and the surrounding area, and a review of relevant federal, state, local, and historical documents. It is possible that the assessment will not discover all environmental liabilities and that material environmental liabilities of which we are not aware at the time of acquisition could present themselves post acquisition. Future laws, ordinances or regulations may impose material environmental liability, and the current environmental condition of our properties may be affected by tenants, by the condition of land or operations in the vicinity of those properties, or by unrelated third parties. Federal, state, and local agencies or private plaintiffs may bring actions against us in the future, and those actions, if adversely resolved, may have a material adverse effect on our business, financial condition, and results of operations.

Our leasing activities depend on various factors, including tenant occupancy and rental rates, which, if adversely affected, could cause our operating results to suffer.

Our profitability depends on facilitating the leasing of commercial space. Our revenues may be adversely affected if we fail to promptly find tenants for substantial amounts of vacant space, if rental rates on new or renewal leases are significantly lower than expected, or if reserves for costs of re-leasing prove inadequate. A default or termination by a commercial tenant on their lease payments would cause us to lose the revenue associated with such leases and require us to find an alternative source of revenue to meet mortgage or loan payments, if any, and prevent a foreclosure. In the event of a significant tenant default, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment and releasing such property. If significant tenants default on or terminate a lease, we may be unable to release the property for the rent previously received or sell the property without incurring a loss.

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We could face potential adverse effects if a commercial tenant is unable to make timely rental payments, declares bankruptcy, or become insolvent.

If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Delayed rental payments could adversely affect cash flow available for distributions. If a commercial tenant declares bankruptcy or becomes insolvent, it may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. However, if a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy. If a court authorizes the commercial tenant to reject and terminate its lease with us, our claim against the tenant for unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. In addition, it is unlikely a bankrupt tenant would pay in full amounts it owes under a lease. Additionally, we may be required to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant, as well as lower our rental rates to reflect any decline in market rents. This shortfall could adversely affect our cash flow and results of operations.

We may suffer losses that are not covered by insurance.

The geographic areas in which we invest in may be at risk for damage to property due to certain weather-related and environmental events, including such things as severe thunderstorms, hurricanes, floods, tornadoes, snowstorms, hailstorms, sinkholes, and earthquakes. To the extent possible, the General Partner may but is not required to attempt to acquire insurance against fire or environmental hazards. However, such insurance may be cost prohibitive, not available in all areas, nor insurable as some events may be deemed acts of God, or subject to other policy exclusions.

All decisions relating to the type, quality, and amount of insurance to be placed on Investments will be made exclusively by the General Partner. Certain types of losses that may impact the Investments could be of a catastrophic nature (due to such things as ice storms, tornadoes, wind damage, hurricanes, earthquakes, landslides, sinkholes, and floods), some of which may be uninsurable, not fully insured or not economically insurable. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full prevailing market value or prevailing replacement cost of the underlying property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the underlying property once it has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the property, leaving the Fund to pay for repairs.

Furthermore, an insurance company may deny coverage for certain claims, and/or determine that the value of the claim is less than the cost to restore the property, and a lawsuit could have to be initiated to force them to provide coverage, resulting in further losses in income to the Fund and delays to restore the affected property. Additionally, properties we acquire could contain or come to contain mold, which may not be covered by insurance and has been linked to health issues.

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Risks Related to the Fund

We do not set aside funds in a sinking fund to pay distributions or redeem the Units, so Limited Partners must rely on our revenues from operations and other sources of funding for distributions and redemption requests. These sources may not be sufficient to meet these obligations.

We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to pay distributions on or redeem the Units at the end of the applicable non-withdrawal period. Accordingly, Limited Partners will have to rely on our cash from operations and other sources of liquidity, such as borrowed funds and proceeds from future offerings of securities, for distributions and repurchase payments. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory, and other factors that are beyond our control. Moreover, we cannot assure you that we will have access to additional sources of liquidity if our cash from operations are not sufficient to fund distributions or repurchase requests. Our need for such additional sources may come at undesirable times, such as during poor market or credit conditions when the costs of funds are high and/or other terms are not as favorable as they would be during good market or credit conditions. The cost of financing will directly impact our results of operations, and financing on less than favorable terms may hinder our ability to make a profit. Limited Partners’ right to receive distributions is junior to the right of our general creditors to receive payments from us. If we do not have sufficient funds to meet our anticipated future operating expenditures and debt repayment obligations as they become due, then Limited Partners could lose all or part of their investment. We currently do not have any revenues.

Payments of the Preferred Return may not be made from our Distributable Operating Income.

The Preferred Return shall begin to accrue immediately upon the Acceptance Date and will then be paid on the Preferred Return Payment Date. The Preferred Return may be paid out of the General Partner Loan, the General Partner’s Capital Contribution, borrowings, or any combination of the foregoing. If Distributable Operating Income is insufficient to pay any or all of the Preferred Return Payment, the Preferred Return may be paid out of the General Partner Loan, the General Partner’s Capital Contribution, borrowings, offering proceeds, or any combination of the foregoing. Higher than anticipated payments related to the repayment of the General Partner or third party loans or use of funds from the offering proceeds will reduce the amount of capital that we have to develop and begin our business plan. It is not certain whether we will be able to make the Preferred Return payment to the Limited Partners out of our Distributable Operating Income.

Limited Partners will have limited control over changes in our policies and operations, which increases the uncertainty and risks Limited Partners face.

Our General Partner determines our major policies, including our policies regarding financing, growth, and debt capitalization. Our General Partner may amend or revise these and other policies without a vote of the Limited Partners. Our General Partner’s broad discretion in setting policies and our Limited Partners’ inability to exert control over those policies increases the uncertainty and risks Limited Partners face. In addition, our General Partner may change our investment objectives without seeking Limited Partner approval. A change in our investment objectives could cause a decline in the value of Limited Partners’ investment in the Fund.

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Our ability to make distributions to our Limited Partners is subject to fluctuations in our financial performance, operating results, and capital improvement requirements.

Currently, our strategy includes paying a Preferred Return to Limited Partners that would result in a return of approximately 6% annualized return on investment, paid monthly, of which there is no guarantee. In the event of downturns in our operating results, unanticipated capital improvements to our properties, or other factors, we may be unable to declare or pay any distributions to our Limited Partners. The timing and amount of distributions are the sole discretion of our General Partner who will consider, among other factors, our financial performance, any debt service obligations, any debt covenants, our taxable income, and capital expenditure requirements. There can be no assurance that we will generate sufficient cash in order to fund distributions.

Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

We are not a Real Estate Investment Trust (“REIT”) nor are we an “investment company” and enjoy a broader range of permissible activities. Under the Investment Company Act of 1940 (the “Investment Company Act”), an “investment company” is defined as an issuer which is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

We intend to operate so as not to be classified as an “investment company” within the meaning of the Investment Company Act as we intend to primarily hold real estate. Our management and investment practices and policies of the Fund are not supervised or regulated by any federal or state authority. As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory structure.

The exemption from the Investment Company Act may restrict our operating flexibility.

We do not intend to register as an investment company under the Investment Company Act. We intend to make investments and conduct our operations so that we are not required to register as an investment company. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, recordkeeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

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At all times we intend to conduct our business so as to fall within the exemption from the definition of ‘‘investment company’’ provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act excludes from regulation as an investment company any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 80% of our portfolio must be comprised of qualifying interests and real estate-type interests (and no more than 20% comprised of miscellaneous assets). Therefore, we intend to operate so that not less than 80% of our portfolio will consist of investments in real estate interests or loans fully secured by real estate. Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain.

For purposes of the exclusions provided by Section 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance, and in the absence of SEC guidance, on our view of what constitutes a qualifying interest or other real estate-type interest. Future revisions to the Investment Company Act or further guidance from the SEC or its staff may force us to re-evaluate our portfolio and our investment strategy.

The loss of our Investment Company Act exemption could require us to register as an investment company or substantially change the way we conduct our business, either of which may have an adverse effect on us, our profitability, and our ability to repay the Notes.

On August 31, 2011, the SEC published a concept release (Release No. 29778, File No. S7-34-11, Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments), pursuant to which the SEC is reviewing whether certain companies that invest in mortgage-backed securities and rely on the exemption from registration under Section 3(c)(5)(C) of the Investment Company Act, related to such investment activity, should continue to be allowed to rely on such an exemption from registration. If the SEC or its staff takes action with respect to this exemption, these changes could mean that we could no longer rely on the Section 3(c)(5)(C) exemption. This could result in our failure to maintain our exemption from registration as an investment company.

If we fail to maintain an exemption from registration as an investment company, either because of SEC interpretational changes or otherwise, we could, among other things, be required either: (i) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company; or (ii) to register as an investment company, either of which could have an adverse effect on us, our profitability and our financial condition and results of operations. If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. The resulting additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods and our ability to make distributions to our Unit holders.

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Our operating bank account will not be fully insured.

Our operating bank account will have deposits in excess of $250,000 at times. In the event our bank should fail, we may not be able to recover all amounts deposited.

Our Third Amended & Restated Limited Partnership Agreement designates a state or federal court located in the State of California as the exclusive forum for any dispute, which may limit your ability to obtain a favorable judicial forum for disputes with us.

Our Third Amended and Restated Limited Partnership Agreement designates a state or federal court located in the County of Santa Barbara in the State of California as the exclusive jurisdiction and venue for the resolution of all disputes that may be initiated by you. This could limit your ability to obtain a favorable judicial forum for disputes with us, and may discourage lawsuits against us and our officers and directors. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Nothing in our Third Amended and Restated Limited Partnership Agreement precludes any limited partner that asserts claims under the Securities Act or the Exchange Act from bringing such claims in state or federal court, subject to applicable law. This choice of forum provision may limit your ability to bring a claim in a judicial forum that you find favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Third Amended and Restated Limited Partnership Agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Federal Income Tax Risks

The Internal Revenue Service (“IRS”) may challenge our characterization of the material tax aspects of your investment in the Units.

An investment in the Units involves material income tax risks which are discussed in detail in “Tax Treatment of the Fund.” You are urged to consult with your own tax advisor with respect to the federal, state, local and foreign tax considerations of an investment in our Units. We may or may not seek any rulings from the IRS regarding any of the tax issues discussed herein. Accordingly, we cannot assure you that the tax conclusions discussed in this offering, if contested, would be sustained by the IRS or any court. In addition, we cannot form an opinion as to the probable outcome of the contest of certain material tax aspects of the transactions described in this offering, including whether we will be characterized as a “dealer” so that sales of our assets would give rise to ordinary income rather than capital gain and whether we are required to qualify as a tax shelter under the Internal Revenue Code (the “Code”). We also cannot give an opinion as to the tax considerations to Limited Partners of tax issues that have an impact at the individual or partner level.

Limited Partners may realize taxable income without cash distributions, and may have to use funds from other sources to fund tax liabilities.

Limited Partners of the Fund will be required to report their allocable share of our taxable income on their personal income tax return regardless of whether they have received any cash distributions from us. It is possible that the Units will be allocated taxable income in excess of any cash distributions. We cannot assure you that cash flow will be available for distribution in any year. As a result, Limited Partners may have to use funds from other sources to pay their tax liability.

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Limited Partners may not be able to benefit from any tax losses that are allocated to their Units.

Units may be allocated their share of tax losses should any arise. Section 469 of the Code limits the allowance of deductions for losses attributable to passive activities, which are defined generally as activities in which the taxpayer does not materially participate. Any tax losses allocated to investors will be characterized as passive losses, and, accordingly, the deductibility of such losses will be subject to these limitations. Losses from passive activities are generally deductible only to the extent of a taxpayer’s income or gains from passive activities and will not be allowed as an offset against other income, including salary or other compensation for personal services, active business income, or “portfolio income,” which includes non-business income derived from dividends, interest, royalties, annuities, and gains from the sale of property held for investment. Accordingly, Limited Partners may receive no benefit from their share of tax losses unless they are concurrently being allocated passive income from other sources.

We may be audited which could subject Limited Partners to additional tax, interest, and penalties.

Our federal income tax returns may be audited by the Internal Revenue Service. Any audit of the Fund could result in an audit of Limited Partners’ tax returns. The results of any such audit may require adjustments of items unrelated to Limited Partners’ investments, in addition to adjustments to various Partnership items. In the event of any such audit or adjustments, Limited Partners might incur attorneys’ fees, court costs, and other expenses in contesting deficiencies asserted by the Internal Revenue Service. Limited Partners may also be liable for interest on any underpayment and penalties from the date their tax was originally due. The tax treatment of all Partnership items will generally be determined at the Partnership level in a single proceeding rather than in separate proceedings with each Partner, and our General Partner is primarily responsible for contesting federal income tax adjustments proposed by the Internal Revenue Service. In such a contest, our General Partner may choose to extend the statute of limitations as to all Partners and, in certain circumstances, may bind the Partners to a settlement with the Internal Revenue Service. Further, our General Partner may cause us to elect to be treated as an electing large Partnership. If it does, we could take advantage of simplified flow-through reporting of Partnership items. Adjustments to Partnership items would continue to be determined at the Partnership level however, and any such adjustments would be accounted for in the year they take effect, rather than in the year to which such adjustments relate. Our General Partner will have the discretion in such circumstances either to pass along any such adjustments to the Partners or to bear such adjustments at the Partnership level.

State and local taxes and a requirement to withhold state taxes may apply, and if so, the amount of net cash payable to you would be reduced.

The state in which a Limited Partner reside may impose an income tax upon such Limited Partner’s share of our taxable income whether actually paid to Limited Partners or not. Further, states in which we will own properties acquired through foreclosure may impose income taxes upon a Limited Partner’s share of our taxable income allocable to any Partnership property located in that state. Many states have implemented or are implementing programs to require companies to withhold and pay state income taxes owed by non-resident partners relating to income-producing properties located in their states, and we may be required to withhold state taxes from cash distributions otherwise payable to Limited Partners. Limited Partners may also be required to file income tax returns in some states and report their share of income attributable to ownership and operation by the Partnership of properties in those states. In the event we are required to withhold state taxes from Limited Partners’ cash distributions, the amount of the net cash from operations otherwise payable to Limited Partners would be reduced. In addition, such collection and filing requirements at the state level may result in increases in our administrative expenses that would have the effect of reducing cash available for distribution to you. Potential investors are urged to consult with their own tax advisors with respect to the impact of applicable state and local taxes and state tax withholding requirements on an investment in our Units prior to making such an investment.

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Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial, and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our Units. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect taxation as a Limited Partner. Any such changes could have an adverse effect on an investment in our Units or on the market value or the resale potential of our properties. Potential investors are urged to consult with their own tax advisors with respect to the impact of recent legislation on an investment in Units and the status of legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our Units prior to making an investment.

Risks Related to Employee Benefit Plans and IRAs

We, and our investors that have employee benefit plans or IRAs, will be subject to risks relating specifically to our having employee benefit plans as Limited Partners, which risks are discussed below.

There are special considerations for pension or profit-sharing or 401(k) plans, health or welfare plans or individual retirement accounts whose assets are being invested in our Units.

If you are investing the assets of a pension, profit sharing or 401(k) plan, health or welfare plan, or an IRA in us, you should consider:

●	whether your investment is consistent with the applicable provisions of ERISA and the Code, or any other applicable governing authority in the case of a government plan;

●	whether your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy

●	whether your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA

●	whether your investment will impair the liquidity of the plan or IRA;

●	whether your investment will produce unrelated business taxable income, as defined in Sections 511 through 514 of the Code, to the plan; and

●	your need to value the assets of the plan annually.

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Potential investors should also consider whether your investment in us will cause some or all of the Fund’s Investments to be considered assets of an employee benefit plan or IRA. We do not believe that under ERISA or U.S. Department of Labor regulations currently in effect that our Investments would be treated as “plan assets” for purposes of ERISA. However, if our Investments were considered to be plan assets, transactions involving our assets would be subject to ERISA and/or Section 4975 of the Internal Revenue Code, and some of the transactions we have entered into with the General Partner and its affiliates could be considered “prohibited transactions” under ERISA and/or the Internal Revenue Code. If such transactions were considered “prohibited transactions” the General Partner and its affiliates could be subject to liabilities and excise taxes or penalties. In addition, the General Partner and its affiliates could be deemed to be fiduciaries under ERISA, subject to other conditions, restrictions, and prohibitions under Part 4 of Title I of ERISA, and those serving as fiduciaries of plans investing in us may be considered to have improperly delegated fiduciary duties to us. Additionally, other transactions with “parties-in-interest” or “disqualified persons” with respect to an investing plan might be prohibited under ERISA, the Internal Revenue Code and/or other governing authority in the case of a government plan. Therefore, we would be operating under a burdensome regulatory regime that could limit or restrict investments we can make and/or our management of our properties. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of ERISA) with respect to an employee benefit plan purchasing Units, and, therefore, in the event any such persons are fiduciaries (within the meaning of ERISA) of your plan or IRA, you should not purchase Units unless an administrative or statutory exemption applies to your purchase.

Investing with a Self-Directed Individual Retirement Account or other retirement account may subject an investor to Unrelated Business Taxable Income (“UBTI”).

Employee benefit plans and most organizations exempt from federal income taxes (“Exempt Organizations”), including IRAs and other similar retirement plans, are subject to tax to the extent that their unrelated business taxable income (“UBTI”) exceeds $1,000.00 during any tax year. To the extent that an Exempt Organization is allocated UBTI from the Partnership, it would be subject to tax on such amounts exceeding $1,000 at the trust tax rates. UBTI generally means the gross income derived from any unrelated trade or business regularly carried on by the exempt organization, less the deductions directly connected with carrying on the trade or business. Certain types of income (and deductions directly connected with the income) are generally excluded when figuring UBTI, such as rents from real property and gains or losses from the sale, exchange, or other disposition of property. However, there are exceptions to the exclusion that will likely apply with respect to Partnership Investments. In this regard, it is likely that the Partnership Investments will be acquired with funds from loans, which will be “acquisition indebtedness” and result in a portion of the net income therefrom, generally equal to the ratio of acquisition indebtedness to basis in property, being UBTI. The fact that UBTI will be generated and allocated to the Partnership (and ultimately the Partners) may make an investment in the Partnership less desirable for an Exempt Organization.

Exempt Organizations should consult their own tax counsel regarding the possible consequences of an investment in the Partnership.

For certain other tax-exempt entities — charitable remainder trusts and charitable remainder unitrusts (as defined in Section 664 of the Code) — the receipt of any UBTI may have extremely adverse tax consequences, in that it could result in all of its income from all sources for that year being taxable.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Offering Circular,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operation,” and “Business.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this Offering Circular. Given these uncertainties, potential investors should not place undue reliance on any forward-looking statements in this Offering Circular. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this Offering Circular. Potential investors should read this Offering Circular and the documents that we have filed as exhibits to the Form 1-A of which this Offering Circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this Offering Circular speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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USE OF PROCEEDS

We plan to utilize substantially all of the net proceeds from this offering to invest in single and multi-tenant commercial properties on a net lease basis (the “Investments”). If the Maximum Offering is sold, we expect to acquire between 15 and 20 of these properties across the United States. (See “Business.”)

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this Offering.

	25% of Offering Sold	%	50% of Offering Sold	%	75% of Offering Sold	%	100% of Offering Sold	%
Repayment of General Partner Loan	$772,500	7.7%	$772,500	3.9%	$772,500	2.6%	$772,500	1.9%
Selling Group Compensation(1)(2)	900,000	9.0%	1,800,000	9.0%	2,700,000	9.0%	3,600,000	9.0%
Loan Origination Costs	225,000	2.3%	450,000	2.3%	675,000	2.3%	900,000	2.3%
Reserves	50,000	*	100,000	*	150,000	*	200,000	*
Property Due Diligence	79,330	*	158,660	*	237,990	*	317,320	*
Acquisition Fees	227,945	2.3%	497,065	2.5%	766,185	2.6%	1,035,305	2.6%
Acquisition of Investments	7,745,225	77.5%	16,221,775	81.1%	24,698,325	82.3%	33,174,875	82.9%
Total Uses of Proceeds	$10,000,000		$20,000,000		$30,000,000		$40,000,000

(1) Assumes the maximum amount of sales compensation payable to the selling group. See “Plan of Distribution”.

(2) Jason Luhan who serves as a Director and Legal Counsel to the General Partner is registered as an associated person of our managing broker dealer. As a result, he may be paid all or part of any selling commission or wholesaling fee resulting from units sold directly by him or through selling group members. See also “Plan of distribution”

Repayment of General Partner Loan: The General Partner has paid and will continue to pay up to $750,000 of expenses incurred in connection with the organization of the Fund, expenses of this offering (including legal, accounting, printing and other costs and expenses directly related to the offering), compensation to principals and consultants, and possible payment of the Preferred Return. Pursuant to Promissory note extended by the General Partner, the fund is to repay the actual amount of the General Partner Loan, up to a maximum of $750,000, along with 3% simple interest out of the proceeds of this offering or by February 1, 20 23 , whichever occurs earlier.

Selling Group Compensation: The Fund will pay up to 9% of the gross proceeds raised in the offering to the Selling Group for Units placed by them. (See “Plan of Distribution.”)

Loan Origination Costs: The Fund will pay 1% of the loan amount as Loan Origination Costs to CBRE . If the Fund obtains financing elsewhere, it expects to pay similar Loan Origination Fees. An additional 0.5% of the loan amount will be allocated to the costs and expenses related to funding the loan, including but not limited to escrow fees, title reports, appraisals, structural reports, soils tests, legal fees, condition of equipment reports, and zoning reports.

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Property Due Diligence: The Fund anticipates paying non-affiliated third parties for property due diligence reports prior to acquisition of Investments.

Acquisition Fees: The Fund will pay the General Partner 3% of the gross purchase price of each Investment acquired by the Fund.

Reserves: The Fund plans to establish reserves for ongoing operations of the Fund in customary amounts for the industry from time to time, at the discretion of the General Partner.

Acquisition of Investments: The Investments will be initially acquired with a cash down payment and acquisition debt which has not yet been obtained, but is expected to be available from the Loan.

The above amounts represent only estimates. The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, the General Partner will retain broad discretion over the allocation of the net proceeds from this Offering. We may find it necessary or advisable to use the net proceeds from this Offering for other purposes, and we will have broad discretion in the application of net proceeds from this Offering. Furthermore, we anticipate that we will need to secure additional funding in the form of the Loan or other financing to fully implement our business plan. (See “Financing Terms.”)

The Fund reserves the right to change the above uses of proceeds if the General Partner believes it is in the best interests of the Fund.

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DETERMINATION OF OFFERING PRICE

Our Offering Price is arbitrary with no relation to value of the Fund.

The purchasers in this offering will own 100% of the Limited Partnership Interests (the “Units”) outstanding.

PLAN OF DISTRIBUTION

We intend to continue the offering until the earlier of (i) the sale of $40,000,000 in Units, or (ii) one year from the Qualification Date of this offering.

The purchase price for Units is $1,000, with a minimum purchase of $10,000 for ten Units.

The Units are being offered and sold by us, officers of the General Partner. No compensation will be paid to any of our or the General Partner’s officers or any affiliates thereof with respect to the sale of the Units.

On October 24, 2019, we entered into an Engagement Agreement with MBD Solutions, LLC, through its associated FINRA registered broker dealer, Emerson Equity LLC (the “Managing Dealer”) to provide advisory services to us for this offering. We agreed to pay the Managing Dealer an engagement fee of $25,000, which will be due upon qualification of this Offering Circular as amended.

On January 20, 2020, we entered into an Investment Advisory and Administrative Services Agreement with the Managing Dealer whereby the Managing Dealer, by virtue of its California state registered investment adviser status, will act as the investment adviser to the Fund and manage the investment and reinvestment of the assets of the Fund, subject to the General Partner’s supervision and approval. We agreed to pay the Managing Dealer an annual fee of $2,000, payable quarterly, for its investment advisory services to us and to reimburse the Managing Dealer’s out of pocket expenses incurred in connection with its services to us. The Investment Advisory and Administrative Services Agreement is terminable at will by either party upon 30 days written notice.

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On March 16, 2020, we entered into a Dealer Manager Agreement with the Managing Dealer whereby the Managing Dealer, pursuant to its registration as a broker/dealer with the SEC and FINRA membership, will act as the exclusive dealer manager for this Offering, offer and sell the Units, and, in the discretion of the Managing Dealer, build a selling group consisting of other broker/dealers which are registered with the SEC and FINRA members (each individually, a “Soliciting Dealer” and, collectively with the Managing Dealer, the “Selling Group”). We will pay the Selling Group aggregate fees and commissions of up to 9% of all gross proceeds in the offering. The actual amount of fees and commissions payable to the Selling Group will depend upon the proceeds from the Units placed by the Selling Group. Specifically, the Selling Group will be entitled to receive the following fees and commissions based on the gross proceeds from Units placed as follows:

	Units Placed by Dealer Manager and Selected Dealers		Units Referred by Registered Investment Advisers	Units Sold by the General Partner Directly to Investors
Dealer Manager Fee	1.0%		0.5%	0.5%
Wholesaler Fee	1.0%		0.0%	0.0%
Sales Commission	6.0%		0.0%	0.0%
Marketing and Due Diligence Reallowance	1.0%		1.0%	0.0%
Total	9.0	% (1)	1.5%	0.5%

As noted above, the compensation includes (i) a dealer manager fee payable to the Dealer Manager as compensation for acting as the Dealer Manager; (ii) wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers; (iii) sales commission as a dealer reallowance to be paid to Soliciting Dealers for sales made by them; and (iv) up to 1% as a marketing and due diligence reallowance for expenses incurred by the selling group on behalf of the Fund.

(1)	The total amount of all items of compensation, from whatever source, payable to all underwrites and related persons in this offering, included but not limited to, sales commissions, the dealer manager fee, wholesaler fees, marketing and due diligence expenses, advisory fee, and non-cash compensation, will not exceed 10% of the gross proceeds of the offering, in compliance with FINRA 2310.

We will also reimburse the Managing Dealer for all of its costs and expenses incident to the Offering.

The Managing Dealer and each Soliciting Dealer may each be deemed to be an “underwriter” as that term is defined in the Securities Act.

The agreement between us and the Managing Dealer for the sale of the Units contains provisions for indemnity by us with respect to liabilities, including certain civil liabilities under the Securities Act, which may arise from the use of this Offering Circular. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Fund and the Limited Partners of the Fund pursuant to the foregoing provisions, or otherwise, the Fund has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Further, limitations on indemnification are provided in the Selling Agreements for this Offering, copies of which may be obtained by written request of the Fund.

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Investment Limitations

Generally, under a Regulation A Tier 2 offering (such as this Offering), no sale may be made to you unless you are an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act, or if you are a non-accredited investor, provided you meet certain requirements as more fully described below. Different rules apply to accredited investors and non-natural persons (i.e., companies). Before making any representation that your investment does not exceed applicable thresholds described below, we encourage you to review Rule 251(d)(2)(i) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

How much can you invest if you are a non-accredited investor?

If you do not meet any of the categories listed below under “How much can you invest if you are an accredited investor,” you are a non-accredited investor in this Offering. Non-accredited investors may invest in this offering no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

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How much can you invest if you are an accredited investor?

If you meet any of the following categories, you are an “accredited investor” as defined under Rule 501 of Regulation D. Accredited investors are exempt from the above investment amount limitations.

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Units (exclusive of the value of your primary residence; please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501I(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Units, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Units is directed by a person who either alone or with their purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Units; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

How to Invest

Subscription Agreement. All investors will be required to complete and execute a subscription agreement in the form filed as an exhibit to this Offering Circular concurrently with payment in full via wire transfer, electronic funds transfer via ACH, or check deposit with the subscription purchase price in accordance with the instructions in the subscription agreement. All subscription agreements are irrevocable.

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Suitability Standards. Investors will be required to represent and warrant in the subscription agreement that they are an accredited investor as defined under Rule 501 of Regulation D or if non-accredited, that their investment in the Units does not exceed 10% of their net worth or annual income, whichever is greater, for a natural person, or 10% of their revenues or net assets, whichever is greater, calculated as of the most recent fiscal year for a non-natural person.

Net worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of an investor’s primary residence and may exclude any indebtedness secured by an investor’s primary residence (up to an amount equal to the value of an investor’s primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

Representations in the Subscription Agreement. By completing and executing the subscription agreement, investors will also acknowledge and represent that they have received a copy of this Offering Circular and they are purchasing the Units for their own account. Non-accredited investors may also be required to make additional representations regarding their status as a sophisticated investor with respect to the offering.

Right to Reject Subscriptions. After we receive a complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject any subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately, generally without interest and without deduction. We will accept or reject each subscription within five business days of receipt of both completed documents and cleared funds.

Jurisdiction and Venue.

Any claims arising under the Subscription Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware. Any suit, action, or proceeding may be brought in state or federal courts in County of Santa Barbara, State of California, which shall have the sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of the Subscription Agreement. This provision excludes any actions arising under the Securities Act or Exchange Act.

Book-Entry, Delivery and Form

The Units will be issued to investors in book-entry only format and reflected on the books of the transfer agent.

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BUSINESS

Investment Grade R.E. Income Fund, LP (“us,” “we,” or the “Fund”) is a Delaware limited partnership formed to originate, invest in, and manage a diversified portfolio of institutional quality, single-tenant and multi-tenant net leased commercial real estate properties (the “Investments”). We expect to use substantially all of the net proceeds from this offering to originate, acquire, and structure a diversified portfolio of these Investments, which will be managed by our general partner, IGRE Capital Holdings, LLC, a California limited liability company (the “General Partner”). We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We expect to hold the Investments for approximately five to seven years, though the ultimate holding period could vary. At the end of such holding period, or from time to time, we intend to liquidate the Investments and distribute the proceeds therefrom to the Partners, to be divided 80% to the Limited Partners and 20% to the General Partner. During the holding period or at the end of the holding period, the General Partner may also elect, in its sole discretion, to convert into a public or private real estate investment trust (“REIT”), depending on market conditions. We intend to obtain financing to acquire the Investments through (i) five to ten year loans at market rates advised by CBRE Capital Markets, Inc., through its Debt and Structured Finance Division (“CBRE”).; and (ii) equity up to the amount of $40,000,000 (the “Maximum Offering Amount”) through the sale of Units pursuant to this Offering. (See “Financing Terms.”)

Fund Management

IGRE Capital Holdings, LLC, (the “General Partner”), a private real estate operating company, was formed for the purpose of organizing, managing, and identifying Investments for the Fund, and to participate as the General Partner, the Fund.

The General Partner’s investment strategy, on behalf of the Fund, is to acquire and manage single and multi-tenant, net leased properties located diversely throughout the United States from their acquisition, through their holding period, and ultimate disposition. The General Partner’s management team has the knowledge, experience, and relationships to identify and acquire Institutional Quality and Investment Grade net leased real estate nationwide, and the systems to analyze geographic areas, demographics, and the credit worthiness of its tenants.

Prior Performance

IGRE Capital Holdings, LLC, the “General Partner” of the Fund is a newly formed entity and thus has a limited “track record” of prior performance.

The principals of the General Partner have originated, financed, and managed commercial real estate over the past 46 years. However, their capacity was not as a sponsor.

Our Investments

We will seek to invest, either directly or through special purpose entities, substantially all of the net offering proceeds available for investment in single and multi-tenant properties, which will be located in the United States on a net lease basis (collectively, the “Investments”). If the Maximum Offering is raised, we anticipate purchasing 15 to 20 properties. There are no limitations on the number or size of Investments to be acquired by us so long as the purchase price of any single investment does not exceed $16,000,000 though acquisitions costs may be more or less as determined by the General Partner in its sole discretion. The Investments will be managed by and leased to Investment Grade rated and/or other creditworthy, successful commercial tenants. We may acquire any combination of Investments, in our sole discretion. At present, we have no plans to acquire any undeveloped land as an Investment.

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The number and mix of Investments acquired by us will be determined in our sole discretion and will depend, in part, on the net proceeds of this Offering, the real estate market, and financing conditions existing at the time we acquire the Investments, and other circumstances outside of our control. Our primary strategy is to identify and acquire Investments which provide a stable income opportunity for the Partners. We currently intend to seek Investments that have one or more of the following characteristics: (i) investment grade or otherwise creditworthy tenants; (ii) lease term of ten years or greater remaining, (iii) net leases (iv) a favorable location, such as in a high growth area or an area with relatively few competing properties and (v) tenants in stable industries. We may acquire Investments that do not meet one or more of these criteria. However, the terms of the Loan provide that no Investment may have a lease term of less than ten years. (See “Financing Terms.”)

Acquisition Terms

We expect to acquire the Investments “as is” except as otherwise set forth in the purchase agreements. The terms of the purchase and sale agreements are not currently known. It is anticipated that we will be responsible for paying all or a portion of the closing costs related to the acquisition of the Investments and that we may be required to establish reserves related to some of the Investments acquired. It is anticipated that we will own the Investments either directly or through special purpose entities and we may acquire long-term ground lease interests. The acquisition structure for the Investments is unknown, and the manner of acquisition will be determined in our sole discretion.

We generally expect to hold and operate each Investment for approximately five to seven years from the date of its acquisition, and it is anticipated that no Investment will be held for more than seven years from the date of acquisition of such Investment, however, it is possible that one or more Investments may be held for longer periods. The General Partner, in its sole discretion, may sell one or all of the Investments at any time. None of the Investments acquired by us will be sold to any affiliates of the General Partner.

Financing Terms

We anticipate that we will enter into loans advised through CBRE Capital Markets, Inc., through its Debt and Structured Finance Division (“CBRE”) or another similar institutional lender to facilitate the acquisition of the Investments. The terms of the Loans are expected to be five to ten year terms with interest at market rates (2.0%-2.5% plus the seven year swap rate), however the final terms of any future Loans for future Investments have not been finalized. The Lender may require certain reserves to be funded and maintained by us, including interest and/or repair reserves. In addition, some of the proceeds from this Offering may be used to repay the Loan or otherwise make service payments on such Loan.

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Our Opportunity

The principals of the General Partner are experienced in sourcing, acquiring, and operating net leased and other real estate assets. We believe the current investing environment is favorable due to the spread between interest rates on available debt and the capitalization rate to acquire net leased properties. The size of the market is large, and we anticipate that there will be many investment choices available to us. We expect to acquire multiple properties, which could provide investors with diversification in geography, industry, and tenant mix.

Our Goals

●	Preservation of Capital Contributions—Preserve the Limited Partners’ capital by making prudent acquisitions, operating the Investments professionally and having sound exit strategies.

●	Make Monthly Distributions—Pay monthly distributions to the Limited Partners from cash generated by operations, capital, and/or loans of a 6% annual preferred non-compounded return on Limited Partners’ net capital contributions (the “Preferred Return”).

●	Net Leased Properties—Buy free-standing single tenant or multi-tenant properties that are net leased.

●	Tenants With Strong Credit—Acquire properties with, or lease properties to, tenants that are “Investment Grade” rated or otherwise creditworthy, as determined by the General Partner.

●	Long Term Leases—Buy properties that primarily have long term leases with minimum, noncancelable lease terms of ten years or greater remaining at the time of acquisition of the property. We may also acquire properties with shorter lease terms if lease terms are attractive, the property is in an attractive location, the property is difficult to replace, the tenant is likely to renew the lease, or the property has other significant favorable real estate attributes. Lease terms may be subject to one or more restrictions as provided for in the Loan.

●	Leverage—Finance our portfolio at a target leverage level of 60%, but not more than 65% loan to value, calculated as the Loan to aggregate value of the Investment(s).

●	Diversified Portfolio—We plan to assemble a diversified portfolio Investment based upon geography, industry and tenant mix.

●	Exit Strategy—We expect to sell our Investments, sell the Partnership, form a publicly traded REIT, or conduct an underwritten public offering within five to seven years after the end of the Offering Period.

●	Maximize Total Returns—Maximize total returns to our Limited Partners through a combination of current income and realized appreciation.

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There can be no assurance that any of these objectives will be achieved.

Acquisition Policies

We intend to focus our investment activities on acquiring free standing, single and multi-tenant properties net leased to investment grade and other creditworthy tenants. We shall seek to build a diversified portfolio comprised primarily of necessity-based industries including medical complexes, home improvement centers, pharmacies, restaurants and food outlets, office parks, banks, and convenience stores and industrial/distribution facilities. A tenant (or group of tenants in a property) will be considered “Investment Grade” when the tenant has a debt rating by Moody’s of Baa3 or better, a credit rating by Standard & Poor’s or Fitch of BBB- or better, a credit rating by Bloomberg of B3L or better or its payments are guaranteed by a company with such rating. For tenants not rated by the above agencies, we may use other industry standard ratings such as those put out by NAIC. Changes in tenant credit ratings, coupled with future acquisition and disposition activity, may increase or decrease our concentration of “Investment Grade” tenants in the future. The General Partner also reserves the right to accept tenants who may not meet the provided rating criteria, but are otherwise creditworthy based on their demonstrated track record of timely payments and strong financial projections; provided however, that at least 80% of our annualized straight-line rent will be derived from Investment Grade tenants. Examples of such companies are Advanced Auto Parts, Panera Bread, Verizon Wireless, Sherman Williams, Target, Home Depot, and Trader Joes Market.

We plan to purchase properties with existing net leases. However, we anticipate that some of our acquisitions will be through sale-leaseback transactions in which we acquire properties directly from companies that simultaneously lease the properties back from us. These sales-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, real property mortgages or sales of securities. The principals of the General Partner have extensive contacts in the industry to source existing properties for investment and are continuing to forge relationships with developers who build the new locations for desirable tenants.

“Net” leases are leases that typically require the tenants pay all, or a majority, of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple net or double net. Triple-net (NNN) leases typically require the tenant to pay all costs associated with the property in addition to the base rent and percentage rent, if any. Double-net (NN) leases typically have the landlord responsible for the roof and structure, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property. Many large national retail tenants have standard lease forms that generally do not vary from property to property and we will have limited ability to revise the terms of leases to those tenants. At this time, the various obligations of the landlord and tenant under the leases to be associated with our properties have not been determined.

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We expect that a large majority of our acquisitions will have a non-cancellable lease term of ten years or greater remaining at the time of acquisition of the property. We may acquire properties under which the lease term has partially expired. We may also acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, if the tenant is likely to renew the lease, or if the property has other significant favorable real estate attributes. We will be targeting properties that have increases in rent included in the leases. These rent increases are fixed or tied generally to increases in some indices such as the Consumer Price Index (“CPI”). We will seek to build a diversified portfolio that limits our concentration by geography, industry, and by tenant.

When evaluating prospective investments, we will consider relevant real estate and financial factors, including, without limitation, the leases, other agreements affecting the property, the location of the property, its condition, its replacement cost, its prospects for appreciation, market rents for similar properties, and the creditworthiness of the tenants among other factors. We seek to invest nationwide focusing on geographical areas with attractive demographics that include, among others, strong job creation, educated population, above average growth, and other regional market factors. The General Partner has developed a process to measure metric criteria in each market considered and analyze the tenant strength as a whole and market specific information. The General Partner will analyze the lease terms, including length of lease term, scope of landlord responsibilities, presence and frequency of contractual rent increases, renewal option provisions, exclusive and permitted use provisions, co-tenancy requirements and termination options. Although the General Partner will generally rely on its own analysis in determining whether to make an acquisition, each property purchased will be appraised by an independent appraiser prior to acquisition. The contractual purchase price (including direct acquisition costs, but excluding the Acquisition Fee) for a property we acquire will not exceed its appraised value.

At times, we may obtain an option on the property. If we do not purchase the property within a certain time period, normally, we would surrender the amount paid for the option. If the acquisition does take place, normally, the amount paid for the option is credited against the purchase price.

Our obligation to close on the purchase of a property will generally be conditioned upon the review and verification of various documents from the seller, including the following:

●	Physical condition reports

●	Plans and specifications

●	Evidence of marketable title, subject to acceptable liens and encumbrances

●	Environmental reports relating to governmental regulations

●	Surveys

●	Title and liability insurance policies

●	Estoppel certificates

●	Financial information relating to the property

●	Tenant lease documents and any addendums

●	Condition of the building walls, roof, flooring, parking lot, etc.

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We generally will not purchase any property unless we obtain a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns. In addition, a visual survey of neighboring properties is conducted to assess surface conditions or activities that may have an adverse environmental impact on the property. Furthermore, the key site manager and/or property owner is interviewed and local governmental agencies are contacted to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water, or building materials from the property and may not reveal all environmental hazards on a property. If potential environmental liabilities are identified, we generally require that they be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants or sellers to contractually assume responsibility for resolving the issues post acquisition and indemnify us against any potential claims, losses, or expenses arising from such issues. We expect to acquire fee interests in properties (a “fee interest” is the absolute, legal possession and ownership of land, property or rights).

Generally, the leases will require the tenants to procure, at their own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming us and the lender as an additional insured on the policy. Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to the General Partner on an annual basis. The insurance certificates will be tracked and reviewed for compliance by the General Partner. Some leases may require that we procure insurance for both commercial general liability and property damage, however, generally, the premiums are fully reimbursable from the tenant. In such instances, the policy will list the Fund as the named insured and the tenant as an additional insured. As a precautionary measure, the General Partner may obtain, to the extent available, secondary liability insurance, secondary all-risk property casualty insurance as well as loss of rents insurance that covers one year of annual rent in the event of rental loss. Secondary insurance coverage would name us as the named insured on the policy. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to flood, earthquake, riots, terrorism, or acts of war. If an uninsured loss occurs, we could lose our investment in, and anticipated profits from, the property.

Financing for acquisitions may be obtained at the time an asset is acquired or at a later date. The final form of our indebtedness could vary and could be long-term or short-term, secured, or unsecured, or fixed rate or variable rate. Because of the nature of our investments in net leased properties, we do not anticipate much need for debt other than for the initial acquisition. We expect to limit our aggregate debt to 60% (but in any event not more than 65%) loan to aggregate value of the investments(calculated after the permanent loan has been finalized).

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Exit Strategy

It is our intention to commence the process of achieving a Liquidity Event not later than five to seven years after the termination of this Offering. A “Liquidity Event” could include the sale of one or more of the Investments, the sale of the Fund, forming a publicly traded REIT, or a sale by other means. Market conditions and other factors could cause us to delay our Liquidity Event beyond the seventh anniversary of the termination of this Offering or indefinitely. Even after we decide to pursue a Liquidity Event, we are under no obligation to conclude our Liquidity Event within a set time frame because the timing of our Liquidity Event will depend on real estate market conditions, U.S. financial market conditions, federal income tax effects on Limited Partners, and other conditions that may prevail in the future. We also cannot assure that we will ever be able to achieve a Liquidity Event.

Competition

The commercial real estate industry and investment management industry are intensely competitive, and we expect them to remain so. We compete primarily on a regional, and national basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services. We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers, and other parties. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than are available to us. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment. Lastly, institutional and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that we seek to exploit.

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Comparison with Our Competition.

Because of the General Partner’s size and the versatility that it provides, the Partnership is structured to align the interests of the Limited Partners and the General Partner. For instance, the General Partner’s fees are among the lowest of its peers. The fees are also very transparent without any complex formulas. The equity split of 80% to the Limited Partners and 20% to the General Partner is also among the industry’s best. The following also differentiates us from our competition:

●	Quality of Tenants. We expect to have a majority of our tenants as investment grade which is far higher than other competitors. Most other net lease funds have less than 50% as investment grade tenants.

●	Experienced Operators. The General Partner’s leadership team has over 46 years of experience in developing, leasing, and financing over approximately $10 billion of real estate throughout the United States.

●	Highly Selective. In contrast to many institutional real estate investment funds, the General Partner is, by design, a boutique real estate manager, which allows it to be more selective in its investment decisions and to make decisions very quickly. The General Partner has the resources necessary to make well informed investment decisions that are tailored to help us reach our objectives.

●	Shorter Investment Period. We anticipate a relatively short investment period of approximately five to seven years after the Offering Termination Date.

●	Low Minimum Investment Amount. We believe that many other private real estate funds typically require high minimum investment amounts and are available only to institutional investors and ultra-high net-worth individuals. By offering a minimum investment amount of only $10,000, we provide the opportunity for all investors who meet the investor suitability requirements to make an investment that is in line with their investment goals.

Regulatory and Compliance Matters

We, and the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations in the jurisdictions in which we operate relating to, among other things, anti-money laundering laws, and privacy laws with respect to client information, and we operate in highly regulated industries. Each of the regulatory bodies with jurisdiction over us have regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permission to carry on particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. In addition, additional legislation, increasing regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules may directly affect our mode of operation and profitability.

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”). The loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. (See “Risk Factors” and ”Risks Related to the Fund.”)  If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business. (See “Investment Company Act Considerations.”)

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation that would have a material impact on our ability to execute our business plan. There are no proceedings in which our General Partner or any of their respective affiliates, or any beneficial member, is an adverse party or has a material interest adverse to our interest.

Principal Office

Our office is located at 831 State Street, Suite 280, Santa Barbara, California 93101. We believe that our current space is suitable and adequate for conducting our business. (See “Plan of Operation.”) Information regarding our Company is also available on our web site at www.igrefund.com.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and plan of operation together with our financial statements and the related notes and other financial information included elsewhere in this Offering Circular. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this Offering Circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Investment Grade R.E. Income Fund, LP (“us,” “we,” or the “Fund”) is a recently organized Delaware limited partnership formed to originate, invest in, and manage a diversified portfolio of institutional quality single-tenant and multi-tenant net leased commercial real estate properties (the “Investments”). We expect to use substantially all of the net proceeds from this offering to originate, acquire, and structure a diversified portfolio of these Investments, which will be managed by our General Partner.

The fund met its Minimum Offering amount of $2,500,000 on January 28, 2021 and we have begun to build our portfolio of Investments utilizing the proceeds of this Offering and the proceeds from any Loans. We will incur expenses related to the operation of the Fund and the continuing expenses related to being a reporting company under the requirements of Tier 2, Regulation A. The General Partner intends to loan up to $750,000 to the Fund for our organizational expenses, offering expenses, compensation to principals and consultants, and possible payment of the Preferred Return (the “General Partner Loan”). The General Partner Loan will bear simple interest of 3% and be repaid in full from the proceeds of this Offering or by February 1, 2023, whichever occurs first.

Plan of Operation

Though incorporated in September 2019, as a result of the worldwide COVID-19 Pandemic, the General Partner postponed seeking qualification until July of 2020. Since qualifying, we have raised approximately $3,575,000 and as of May 29, 2021 the Fund closed on its first property at a purchase price of $9,756,000.00. Financing for the property was provided by UBS, AG (through CBRE) at a fixed rate of 3.87% for 10 years with interest only for the first seven years. Rent from this acquisition is providing revenue to the fund allowing the fund to cover its targeted 6% Preferred Return.

We are seeking to raise $40,000,000 in this Offering. If we are successful, we plan to pursue our strategy of acquiring the Investments and believe that such funds will be sufficient to fund our expenses for the subsequent 12 months.

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Our corporate offices are located at 831 State Street, Suite 280, in downtown Santa Barbara, California, 93101. Our General Partner entered into the lease on February 18, 2020.

Liquidity and Capital Resources

We are seeking to raise up to $40,000,000 in equity capital in this Offering. (See “Plan of Distribution.”)

We will incur certain fees associated with the offering and our acquisition strategy. (See “Use of Proceeds.”). As of December 31, 2020, we had $1,982,640 in cash and total liabilities of $428,564 (See Financial Statement and Independent Auditor’s Report). The General Partner expects to advance up to $750,000 for our startup expenses, and the General Partner Loan will bear simple interest of 3% and be repaid in full from proceeds of this Offering or by February 1, 2023, whichever occurs first. The General Partner reserves the right to participate in the offering by purchasing up to $2,000,000 of the Units on the same terms as all other potential Limited Partners for investment purposes only and not with a view towards distribution or resale (the “General Partner’s Capital Contribution”). We will be responsible for paying the General Partner Loan regardless of how much equity capital we raise in this Offering.

The Preferred Return shall begin to accrue immediately upon the Acceptance Date and will then be paid on the Preferred Return Payment Date. The Preferred Return may be paid out of the General Partner Loan, the General Partner’s Capital Contribution, borrowings, or any combination of the foregoing. If Distributable Operating Income is insufficient to pay any or all of the Preferred Return Payment, the Preferred Return may be paid out of the General Partner Loan, the General Partner’s Capital Contribution, borrowings, offering proceeds, or any combination of the foregoing.

In addition to the proceeds of this offering, we plan to obtain debt financing to complete our property acquisitions. We have entered into an agreement with CBRE Capital Markets, Inc., through its Debt and Structured Finance Division (“CBRE”) to provide both interim and permanent debt financing. Target financing terms are expected to be up to 60% of the gross acquisition cost of each property at interest rates equal to a range of 2.00% to 2.5% over the seven-year Swap Rate. There are no assurances that we will finalize loans meeting our target terms.

We anticipate having net proceeds available to acquire Investments of $91,682,214 if we raise the full $40,000,000 in this offering and obtain 60% in debt financing of each Investment.

However, there can be no assurance that alternative or additional capital will be available to us if we fail to raise sufficient funds in this Offering, fail to acquire the Loans, or otherwise. If we are unable to obtain alternative funding or raise additional capital, our investment objective of acquiring the Investments will be adversely affected. We currently have no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit or any other sources, other than our engagement of CBRE. Since we have no such arrangements or plans currently in effect, our inability to raise funds for the above purposes will have a severe negative impact on our ability to remain a viable company.

We will target investment properties with an annual, unlevered yield of approximately 6.3%, which should generate sufficient rental income and corresponding cash flow to satisfy the Preferred Return to investors. We have seen a significant number of properties currently for sale that meet our investment criteria.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

Employees

The principals of the General Partner have been devoting all of their working hours to the formation, organization, and offering of the Fund, including engaging professional services providers such as our audit firm and legal counsel, working with legal counsel in preparation of filing our Form 1-A, and developing our business plan.

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MANAGEMENT

Our general partner is IGRE Capital Holdings, LLC a California limited liability company (“the General Partner”). The General Partner has the exclusive authority to manage and control all aspects of our business. In the course of its management, the General Partner may, in its sole discretion, employ such persons, including its Affiliates, as it deems necessary. The following are the key personnel of the General Partner:

Name	Position	Age
William J. Levy	Senior Director/Founder	73
Jason E. Luhan	Director/Legal Counsel	50
Brent R. Peus	Director/Chief Financial Officer	52

Business Experience

The following is a brief overview of the education and business experience of each of the officers of the General Partner identified above:

William J. Levy. Mr. Levy is the Senior Director/Founder of the General Partner. He brings over 46 years of experience in real estate investment and finance. He has directed, entitled and financed more than $10 billion of multifamily and commercial real estate throughout the United States. Mr. Levy has worked with local, state, and federal agencies to develop mixed use projects in redevelopment areas that have revitalized downtown markets, adding condominiums, apartments, and offices, thereby, creating desirable neighborhoods for people to live, work, and shop. In 2013, he participated in the resurgence of single tenant, net lease real estate properties and subsequently organized pools of these property types into investment income Funds which created high quality, conservative investments which generate reliable and consistent income. Pooled real estate investment funds are now one of the fastest growing sectors in the real estate industry. Mr. Levy was a major shareholder and Chairman of the Board of two public companies: Santa Barbara County Bank from 1982 through 1990, with assets exceeding $1 billion, where he pioneered the packaging and marketing of mortgage/backed loan securities to institutional and private investors; and American Restaurants, Inc. from 1982 through 1990, which owned and operated numerous dinner house concepts and several hundred fast food service restaurants. In his role as Chairman of the Board of American Restaurants, Inc. (to which he was also the co-founder), he developed and instituted management strategies and worked with major Wall Street Banks to secure equity and long term financing. From 2013 to present, Mr. Levy works as a Senior Advisor for Trafalgar Advisors, LLC, the manager of a private real estate fund. From 2015 through 2018, Mr. Levy was a co-managing member of IGF Realty Advisors, LLC, a private real estate fund Mr. Levy graduated from Santa Barbara College in 2000, then attended UCLA Business & Finance Graduate Program. In recognition of his civic contributions the Chamber of Commerce twice, awarded him “Business Leader of the Year.” He was also voted Santa Barbara’s “Most Influential Business Person” and further recognized for the betterment of Santa Barbara’s Central Business District, receiving the “Presidents Cup for the National Circle of Cities” award.

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Jason Luhan. Mr. Luhan currently serves as Director/Legal Counsel. Mr. Luhan is providing legal and compliance consultation services and is advising the Fund on operational and real estate matters. Over the course of his career he has served in various leadership, legal and operational roles throughout the financial services and real estate industries. From 2018 to the present, he has served as the Chief Compliance Officer and General Counsel of The Pacific Financial Group, a mutual fund complex and FinTech platform. From 2015 to 2018, Mr. Luhan served as the Chief Compliance officer and Chief Legal officer of EQIS Capital Management, Inc., and President and Chief Compliance Officer of EQIS Securities, LLC (2017 to 2018), where he developed and implemented legal and compliance programs in support of a rapidly growing turn-key asset management firm. From 2014 to 2015, Mr. Luhan served as the Chief Operating Officer and General Counsel of Financial West Investment Group, Inc. a FINRA member broker-dealer. From 2007 to 2014, Mr. Luhan was with Centaurus Financial, Inc., a FINRA member broker-dealer where he began as an Associate Counsel for advisory services, and later becoming a Senior Vice President, Managing Director of the firm’s advisory platform and ultimately Corporate Counsel. Since 2008, Mr. Luhan has served as Vice President, Real Estate Brokerage for multifamily, senior living and assisted living property management companies. Mr. Luhan received his Bachelors of Business Administration from University of San Diego in 1991 and his Juris Doctor from Chapman University School of Law in 2007. Mr. Luhan maintains his Series 7, 66, 65, 24, 53 and 99 FINRA Registrations, is a member of the California bar association, and is a licensed real estate broker in California, Nevada, and Colorado.

Brent R. Peus. Mr. Peus currently serves as Director/Chief Financial Officer. Mr. Peus has more- than 25 years’ experience as a financial executive. He has worked in real estate (property acquisition, development, management and disposition); investment banking (M&A advisory and capital sourcing); and an operating business (Co-Founder and CFO at tech-enable services company). Mr. Peus began his career in real estate in Europe in the early 1990s, where he opened a regional office in Berlin, Germany on behalf of Paris-based Meeker Construction. Key responsibilities included sourcing acquisitions of industrial, commercial and mixed-use properties. He returned to California in the mid-1990s as an analyst for Nearon Enterprises, a family-office with a sizeable real estate portfolio of office, industrial, residential and land holdings throughout the San Francisco Bay Area and Hawaii, and subsequently served as Director of Finance for William Levy Investments, where his focus was financial analysis and diligence of acquisition and development projects, as well as sourcing third party capital. In 1999, he co-founded KPS Kapital, a boutique M&A advisory firm focused on small and mid-cap businesses, which was acquired by New York-based MTS Health Partners in 2001, where he served as Director. He was among the first investors in BioIQ, Inc., a leading health-care technology company focused on preventive screening, where he served as Chief Financial Officer from 2005 through 2018. He led multiple equity financings, raising more than $64,000,000 from leading financial and strategic health care investors. He assumed the role of Chief Business Officer in 2018, in charge of business development and expansion into new channels, products and markets. After leaving BioIQ, Inc. in 2019, Mr. Peus joined the Fund in 2020. Mr. Peus is a 1991 graduate of Princeton University with a BA in Politics.

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EXECUTIVE COMPENSATION

The Company does not have executives as it is operated by the General Partner. The Fund will not reimburse the General Partner for any portions of the salaries and benefits paid to its executive officers. However, the Fund may reimburse the General Partner for expenses incurred by its executive officers while acting on behalf of the Fund. See “Interest of Management and Others in Certain Transactions”.

Transfer Agent

We have engaged The Nottingham Company, a North Carolina corporation, a registered transfer agent with the SEC, who will serve as our transfer agent, and perform certain accounting, transfer agent, recordkeeping, and other services. Fees for this service are based on the aggregate net asset value of the Fund, as well as an annual audit coordination fee.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS
AND SELLING SECURITYHOLDERS

The following table sets forth information as of the date of this Offering Circular.

Name of Beneficial Owner	General Partnership Interests	Percent Before Offering	Percent After Offering

IGRE Capital Holdings, LLC	100%	100%	100%
TOTAL	100%	100%	100%

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering Circular.

As of June 21, 2021 the fund has issued 3,630 Limited Partnership Units to 85 unique investors. No single investor has acquired more than 10% of the Units issued. Units in the fund do not carry voting rights as such Unit holders are limited in their ability to direct the Fund’s operations which rests solely with the General Partner.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We have issued 100% of the General Partner Interests to our General Partner. The General Partner shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee

Organization and Offering Expenses	Amounts advanced to us by the General Partner in connection with our organization and this offering	The General Partner will loan up to $750,000 to the Fund for our organizational and offering expenses, compensation to principals and consultants, and possible payment of the Preferred Return (the “General Partner Loan”). The General Partner Loan will bear simple interest of 3% and be repaid in full from the proceeds of this Offering or by February 1, 2023 , whichever occurs first.

Reimbursement of Expenses to the General Partner	Amounts reimbursable for our general operating expenses	Reimbursement of reasonable and necessary expenses paid or incurred by the General Partner in connection with the operation of the Fund, including any legal and accounting costs (which may include an allocation of salary) and any costs incurred in connection with the acquisition of the Investments, including travel, surveys, environmental and other studies, and interest expense incurred on deposits or expenses, to be paid from operating revenue. These expenses include those directly incurred by the General Partner as well as those paid to independent third parties.

Acquisition Fee	Fee charged to us for services provided by the General Partner in connection with acquisition of each Investment	The General Partner will be entitled to receive an Acquisition Fee of 3% of the gross purchase price of each Investment.

Asset Management Fee	Fees charged to us for management of our investments	The General Partner will receive an annual Asset Management Fee of 0.65% of the gross purchase price of a particular Investment purchased by the Fund plus any capital costs expended by the Fund for improvements thereon, calculated, accrued, and payable monthly in arrears, subject to the availability of Distributable Operating Income to pay the Preferred Return to the Limited Partners. The Asset Management Fee will accrue when and if Distributable Operating Income is not available.

Disposition Fee	Fees charged to us as properties are disposed of	The General Partner will be entitled to receive a Disposition Fee in an amount equal to 1% of the gross sale proceeds of any Investment transferred or otherwise disposed of by the Fund to a third party.

Distributions of Cash from Operations	Distributions to the General Partner in its capacity as our general partner	After the Limited Partners have received an amount equal to their accrued but undistributed Preferred Return, the General Partner will receive 20% of all Distributable Operating Income. To the extent the General Partner purchases Units in this Offering, it will also receive its pro rata share of the Preferred Return and any Distributable Operating Income in its capacity as a Limited Partner.

Distribution of Cash from the sale of Investments	Distributions to the General Partner in its capacity as our general partner	The General Partner is entitled to receive 20% of the net profit on sales of Investments. To the extent the General Partner purchases Units in this Offering, it will also receive its pro rata share of any net profit on sales of Investments distributed to the Limited Partners.

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DESCRIPTION OF THE LIMITED PARTNERSHIP UNITS

The Units represent equity interests in the Fund and entitle the holder thereof to participate in certain allocations and distributions. Persons who purchase Units from the Fund will become Limited Partners in the Fund and be entitled to vote on certain Fund matters. (See “Summary of the Partnership Agreement.”)

The Fund is offering for sale 40,000 Units at $1,000 per Unit.

The minimum investment in the Fund is $10,000 (ten Units), except that the Fund may permit certain investors to purchase fewer Units, in its sole discretion.

Units may not be freely assigned and are subject to restrictions on transfer by law, by regulation in the state where they are sold, and by our Third Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”), and may be subject to restrictions on transfer imposed by lenders. It is not anticipated that a public trading market in the Units will develop. (See “Transfer of Limited Partnership Interests.”)

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SUMMARY OF THE PARTNERSHIP AGREEMENT

The Partnership Agreement, in the form attached hereto as Exhibit A, is the governing instrument establishing the terms and conditions pursuant to which the Fund will conduct business and the rights and obligations between and among the Partners, as well as other important terms and provisions relating to investment in the Fund. A prospective Limited Partner is expected to read and fully understand the Partnership Agreement in its entirety prior to making a decision to purchase Units. The following is a brief and incomplete summary of the terms of the Partnership Agreement and is qualified in its entirety by reference to the Partnership Agreement.

The Fund was formed under the Delaware Revised Uniform Partnership Act. The General Partner is IGRE Capital Holdings, LLC, a California limited liability company. The purchasers of the Units offered hereby will become Limited Partners of the Fund.

The purpose of the Fund is to (a) acquire, improve, develop, lease, maintain, own, operate, manage, mortgage, hold, sell, exchange and otherwise deal in and with real estate investments; and (b) engage in any other activities necessary, related or incidental thereto.

Term and Dissolution

The term of the Fund will continue until December 31, 2035 unless earlier dissolved in accordance with the Partnership Agreement; provided, however, that the General Partner may, in its sole discretion, elect to extend the Fund’s term.

Allocation of Net Income and Net Losses

Allocations of Net Income and Net Losses with respect to the Fund will be made in a manner designed to cause the Partners’ capital accounts for the Fund to reflect the following distribution provisions for the Fund.

Distributions of Cash from Operations

Subject to any reserves created by the Fund, Distributable Operating Income will be distributed in the following order of priority:

(i) First, 100% to the Limited Partners (including the General Partner with respect to its invested capital, if any), in proportion to their respective Units, until the Limited Partners have each received their accrued but undistributed 6% annual priority return (the “Preferred Return”);

(ii) Second, to the General Partner, the Asset Management Fee, calculated, accrued, and payable monthly in arrears and all real property loans and notes made and held by the General Partner (valued at face value thereof);

(iii) Then, 100% to the Limited Partners, pro rata until they receive 100% of their unreturned capital contributions; and

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(iv) Thereafter, 80% to the Limited Partners (including the General Partner with respect to its invested capital), pro rata; and 20% to the General Partner.

The Preferred Return shall begin to accrue immediately upon the Acceptance Date and will then be paid on the Preferred Return Payment Date. If any Preferred Return Payment Date occurs prior to the Initial Closing, the Preferred Return may be paid out of the General Partner Loan, the General Partner’s Capital Contribution, borrowings, or any combination of the foregoing. If any Preferred Return Payment occurs subsequent to the Initial Closing but Distributable Operating Income is insufficient to pay any or all of the Preferred Return Payment, the Preferred Return may be paid out of the General Partner Loan, the General Partner’s Capital Contribution, borrowings, offering proceeds, or any combination of the foregoing.

If the General Partner utilizes the General Partner’s Capital Contribution to pay the Preferred Return, any portion of such Preferred Return Payment that the General Partner would receive will not be paid, but will accrue until such time as the Preferred Return may be paid out of Distributable Operating Income.

Distributions of Cash from the Sale of Investments

Subject to any reserves created by the Fund, profits from the sale of Investments will be distributed in the following order of priority:

(i) First, 100% to the Limited Partners (including the General Partner with respect to its invested capital), in proportion to their respective Units, until the Limited Partners have each received their accrued but undistributed Preferred Return (taking into account any distributions of net cash flow from operations with respect to such Preferred Return);

(ii) Second, 100% to the Limited Partners (including the General Partner with respect to its invested capital), pro rata, until the Limited Partners have each received the return of their Unreturned Capital Contributions; and

(iii) Thereafter, 80% to the Limited Partners (including the General Partner with respect to its invested capital), pro rata; and 20% to the General Partner.

Notwithstanding the above, the Fund shall first make distributions to the General Partner prior to making the distributions set forth above, to the extent that the General Partner’s income taxes associated with allocations of Net Income to the General Partner from the Fund exceed the distributions made to the General Partner. Any such Distribution will reduce subsequent distributions to be made to the General Partner.

Repurchase of Units

The Fund has adopted a unit repurchase program (“Unit Repurchase Program”) that may enable Limited Partners to sell their Units to the Fund in limited circumstances. The number of Units which may be repurchased in any calendar year shall not exceed 10% of the total Partnership Interests held by all Limited Partners (the “Repurchase Cap”). If the Partnership receives valid requests for repurchases in excess of the Repurchase Cap, such requests will be satisfied pro rata. The repurchase requests will be fulfilled utilizing cash from the operations of the Fund. If the Fund receives valid requests for repurchases, and there is insufficient cash available from the operations of the Fund to satisfy all of the repurchase requests, then the Partnership will fulfill the requests across all of the requesting Limited Partners on a pro rata basis based on their percentage ownership of the Fund, and the remainder of the requests will be fulfilled once cash is available. In the interim, and until such time as the Fund has repurchased all of the Units pursuant to the repurchase requests, the Limited Partners, and each of them, will continue to hold his/her/its Units and derive the benefits therefrom until the Partnership is able to satisfy the remainder of his/her/its repurchase request.

In its sole discretion, the Fund can choose to terminate or suspend the Unit Repurchase Program or to amend its provisions without approval from the Limited Partners. Only those Limited Partners who purchased their Units from the Fund may be able to participate in the Unit Repurchase Program. In other words, once the Units are transferred for value by a Limited Partner, the transferee and all subsequent holders of the Units are not eligible to participate in the Unit Repurchase Program.

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The prices at which the Fund will repurchase Units are as follows:

Unit Hold Period	Repurchase Price as a Percentage of Estimated Value
Less than 1 year	No repurchase allowed
1 year – 2 years	90%
3 years – 4 years	93%
5 years and thereafter	95%
A Limited Partner’s death or complete disability, less than 2 years	95%
A Limited Partner’s death or complete disability, 2 years or more	100%

For purposes of the Unit Repurchase Program, the “estimated value per Unit” will initially be equal to the purchase price per Unit at which the original purchaser or purchasers of the Units purchased its Units from us, and the purchase price per Unit will be adjusted to reflect any dividends, combinations, splits, recapitalizations, or any similar transaction with respect to the Units outstanding.

We plan to establish an estimated net asset value (“NAV”) per Unit based on valuations of our assets and liabilities no later than 150 days following the second anniversary of the date of breaking escrow in the offering, and annually thereafter. We broke escrow on January 28, 2021 and expect to establish our NAV not later than June 23, 2023. Upon our establishment of an estimated NAV per Unit, the estimated NAV per Unit will be the estimated value per Unit pursuant to the Unit Repurchase Program.

The valuation of our assets and liabilities will be performed by an independent third party valuation professional chosen by the General Partner.

The Unit Repurchase Program also contains numerous restrictions on Limited Partners’ ability to sell their Units to the Fund. Specifically, no repurchase request may be made until the Limited Partner has held its Units for at least one year. In addition, when a repurchase request is made by a Limited Partner, the effective date of the repurchase cannot be earlier than 180 days following the receipt of the redemption notice by the Fund. Further, the cash available for repurchase on any particular date will be limited to the proceeds available to the Fund and/or to comply with certain safe harbor exemptions under the regulations promulgated under the Internal Revenue Code (the “Code”), including but not limited to Treasury Regulation Sections 1.7704-1(e)(4) and 1.7704-1(f). Accordingly, the Fund reserves the right to suspend repurchases under the Unit Repurchase Program due to planned investments and other capital expenditures of the Fund and/or to maintain certain safe harbor exemptions under the regulations promulgated under the Code. The Fund may amend, suspend, or terminate the Unit Repurchase Program at any time. The Fund has no obligation to repurchase Units if the repurchase would violate the restrictions on distributions under applicable Delaware or California law, which may prohibit distributions that would cause a business entity to fail to meet statutory tests of solvency.

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Clawback

Notwithstanding the provisions set forth above, upon the dissolution of the Fund, the General Partner will (net of any applicable taxes) contribute prior distributions it has received from the Fund to the Fund to the extent that all distributions received by the General Partner, determined on a cumulative basis, exceed the amount that would have been distributed to the General Partner if all distributions had been made at the time of liquidation of the Fund. Any such excess amounts contributed by the General Partner will be distributed to the Limited Partners as set forth under “Distributions of Cash from Sale of Investments.”

Authority of the General Partner

The General Partner has the exclusive authority to manage and control all aspects of the business of the Fund. In the course of its management, the General Partner may, in its sole discretion, employ such persons, including, under certain circumstances, Affiliates of the General Partner, as it deems necessary for the operation and management of the Fund.

Fees to the General Partner

The Fund shall pay an Asset Management Fee to the General Partner in monthly installments on the first day of each calendar month. The Asset Management Fee for each calendar month shall be equal to the 1/12th of the annual rate of 0.65% of the gross purchase price of all Investments purchased by the Fund plus any capital costs expended by the Fund for improvements thereon, calculated, accrued, and payable monthly in arrears, subject to the availability of Distributable Operating Income to pay the Preferred Return to the Limited Partners. The Asset Management Fee will accrue when and if Distributable Operating Income is not available.

The Fund shall also pay to the General Partner the following fees in connection with transactions involving Investments:

(a) Acquisition Fee. The Fund will pay to the General Partner an acquisition fee of 3% of the gross purchase price of each Investment.

(b) Disposition Fee. In connection with the disposition of any Investment, the Fund will pay to the General Partner an amount equal to 1% of the gross sale proceeds of any Investment sold, transferred or otherwise disposed of by the Fund to a third party.

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The Partnership Agreement permits the Fund to enter into one or more separate property management agreements with the General Partner and/or its affiliates for the purpose of managing any real property holdings of the Fund for a reasonable, fair market value fee. At this time, the General Partner does not intend to enter into a property management agreement with the Fund, nor does it have any affiliate property management companies, but may establish one in the future.

Other Permitted Businesses of the General Partner

The General Partner and any Affiliate of the General Partner may engage independently or with others in other business ventures of any nature or description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments and serving as a general partner of other real estate funds. No Partner shall have any right by virtue of the Partnership Agreement or the Fund relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper.

Voting Rights of Limited Partners

Although they are not permitted to take part in the day to day management or control of the business of the Fund, the Limited Partners have the right to vote on the following matters:

●	Electing to continue the business of the Fund after the General Partner ceases to be a general partner when there is no remaining general partner, including electing a successor general partner;

●	Amending the Partnership Agreement other than as described under “—Amendments” below;

●	Electing to dissolve the Fund; and

●	Removing the General Partner for cause.

A majority of the Limited Partners may call for a special meeting. (See Exhibit A – Third Amended and Restated Limited Partnership Agreement.)

Liabilities of Limited Partners

A Limited Partner’s capital is subject to the risks of the Fund’s business. The Limited Partners shall not be liable to the Fund for the repayment, satisfaction, or discharge of the Fund’s debts, liabilities or obligations. No Limited Partner shall have any obligation to contribute money in excess of such Limited Partner’s Capital Contribution. No Limited Partner shall be personally liable to any third party for any liability or other obligation of the Fund.

Liabilities of the General Partner

The General Partner will have liability for the debts and obligations of the Fund after exhaustion of Fund assets. In addition, the General Partner will have an obligation to restore any deficit in its Capital Account upon liquidation of the Fund, as provided in the “Clawback” section above.

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Books and Records

Complete and accurate books and accounts shall be kept and maintained for the Fund at its principal place of business during the term of the Fund and for at least five years following the dissolution of the Fund. Such books and accounts shall be kept in accordance with generally accepted accounting principles consistently applied. Each Partner or its duly authorized representative, at its own expense, shall at all reasonable times have access to, and may inspect and make copies of, such books and accounts and any other records and such other information required to be maintained by the Fund pursuant to the Partnership Agreement upon reasonable prior written notice to the General Partner.

Transfers of Limited Partnership Interests

All proposed transfers, sales, assignments, or other dispositions of Units by a Limited Partner are subject to a right of first refusal by the Fund and the other Limited Partners. The Limited Partner wishing to transfer, sell, assign, pledge or otherwise dispose of its Units must first offer to sell the Units to the Fund and to the other Limited Partners (collectively, the “Offerees”) by giving written notice to the Offerees stating the exact terms and price of the proposed sale (“Proposal”). The Offerees must respond to the offer by either accepting or rejecting the Proposal within 30 days of receipt (the “Offer Period”). If more than one Offeree elects to accept the Proposal, the purchasers shall take the selling Limited Partner’s Units pro rata according to their respective Units. If the Offerees do not respond within the Offer Period, the selling Limited Partner may sell its Units on the same terms as the Proposal for a period of 90 days following the end of the Offer Period. A purchaser of the selling Limited Partner’s Units who is not already a Limited Partner of the Fund shall become a substitute Limited Partner of the Fund only upon: (i) receipt of a written assignment executed by the parties thereto in a form acceptable to the General Partner, (ii) execution of any other documents required by the General Partner, including acceptance of the Partnership Agreement by the transferee and a special power of attorney substantially in the form provided in the Partnership Agreement, (iii) written consent of the General Partner, which shall be within the sole discretion of the General Partner, and (iv) payment to the Fund of a $1,000 transfer fee, which may be waived in whole or in part in the General Partner’s sole discretion. The General Partner may elect to treat an assignee of a Limited Partner who has not become a substitute Limited Partner as a substituted Limited Partner in the place of its assignor should the General Partner deem, in its sole discretion that such treatment is in the best interests of the Fund.

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Amendments

The Partnership Agreement may be amended from time to time with the prior written consent of the General Partner and of a Majority in Interest of the Limited Partners. The General Partner may amend Exhibit A (which lists the Partners and their Capital Contributions) at any time and from time to time without the prior consent of any other Partner to reflect the admission or withdrawal of any Partner, or a change in any Partner’s Capital Contribution. No amendment shall become effective without the prior consent of a Limited Partner if such amendment would cause an increase in the Capital Contribution or adversely affect the limited liability of that Limited Partner or would adversely change the rights or obligations of such Limited Partner under the Partnership Agreement without also changing the rights or obligations of other Limited Partners under this Agreement in a substantially similar manner.

Dissolution of the Fund

The Fund shall terminate and dissolve on the earlier of:

(a) the expiration of the term of the Fund;

(b) 90 days after the date of the transfer by the General Partner of its interest as a General Partner, unless a Majority in Interest of the Limited Partners agree in writing to continue the business of the Fund and to the appointment, effective as of the date of the transfer, of a successor general partner of the Fund;

(c) an event of withdrawal or removal of a general partner has occurred under the Act or under the Partnership Agreement; provided, however, the Fund shall not be dissolved if, within 90 days after the occurrence of such event of withdrawal, at least a Majority in Interest of the Limited Partners agree in writing to continue the business of the Fund and to the appointment of a successor general partner of the Fund;

(d) the entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act;

(e) the sale of all or substantially all of the Fund’s assets; or

(f) the election of a majority of the Limited Partners to dissolve the Fund.

Exclusive Jurisdiction and Venue

For any disputes arising under the terms of the Partnership Agreement and the transactions contemplated by this offering, the state and federal courts in the County of Santa Barbara in the State of California shall have the sole and exclusive jurisdiction and venue. This provision will not apply to actions arising under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. By becoming a limited partner of the Fund, you will be deemed to have notice of and have consented to the provisions of our Partnership Agreement related to the choice of forum. The choice of forum provision in our Partnership Agreement may limit your ability to obtain a favorable judicial forum for disputes with us.

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TAX TREATMENT OF THE FUND

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Fund, but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

Taxation of Undistributed Fund Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited partnerships, no federal income tax is paid by the Fund as an entity. Each individual Limited Partner reports on his federal income tax return his distributive share of Fund income, gains, losses, deductions, and credits, whether or not any actual distribution is made to such Limited Partner during a taxable year. Each individual Limited Partner may deduct his distributive share of Fund losses, if any, to the extent of the tax basis of his Units at the end of the Fund year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the Limited Partner as it was for the Fund. Since individual Limited Partners will be required to include Fund income in their personal income without regard to whether there are distributions of Fund income, such investors may become liable for federal and state income taxes on Fund income even though they have received no cash distributions from the Fund with which to pay such taxes.

Tax Returns

Annually, the Fund will provide the Limited Partners sufficient information from the Fund’s informational tax return for such persons to prepare their individual federal, state and local tax returns. The Fund’s informational tax returns will be prepared by certified public accountants selected by the General Partner.

Unrelated Business Taxable Income

Units may be offered and sold to certain tax exempt entities (such as qualified pension or profit sharing plans) that otherwise meet the investor suitability standards described elsewhere in this Offering Circular. (See “Plan of Distribution—Investment Limitations.”) Such tax exempt entities generally do not pay federal income taxes on their income unless they are engaged in a business which generates “unrelated business taxable income,” as that term is defined by Section 512(a)(1) of the Code. Under the Code, tax exempt purchasers of Units may be deemed to be engaged in an unrelated trade or business by reason of rental or capital gains income earned by the Fund. Although rental and capital gains income (which will constitute the primary sources of Fund income) ordinarily do not constitute unrelated business taxable income, this exclusion does not apply to the extent interest income is derived from “debt-financed property.” To increase Fund profits or increase Fund liquidity, the General Partner may borrow funds in order to invest in properties. This “leveraging” of the Fund’s property portfolio will constitute an investment in “debt-financed property” and will be unrelated business income taxable to ERISA plans. Unrelated business income is taxable only to the extent such income from all sources exceeds $1,000 per year. The resulting tax, known as “UBIT” or “Unrelated Business Income Tax,” is imposed based on the income tax brackets that apply to trusts. Such brackets are high, and can quickly approach 40% (before taking state & local income taxes into account) on fairly small amounts of income (i.e., net income over $12,400). The remainder of a tax exempt investor’s income will continue to be exempt from federal income taxes to the extent it complies with other applicable provisions of law, and the mere receipt of unrelated business income will not otherwise affect the qualification of an IRA or ERISA plan under the Code. The General Partner does anticipate that the Fund would earn income, based on its acquisition of leveraged rental properties, that would be treated as UBTI and therefore subject to UBIT.

The trustee of any trust that purchases Units of the Fund should consult with his tax advisors regarding the requirements for exemption from federal income taxation and the consequences of failing to meet such requirements, in addition to carefully considering his fiduciary responsibilities with respect to such matters as investment diversification and the prudence of particular investments.

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ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations. This is because investments by employee benefit plans are subject to ERISA’s fiduciary responsibility and prohibited transaction provisions and to restrictions imposed by Code Section 4975. The term “employee benefit plan” includes without limitation qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●	whether in making the investment, the investing plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (the “DOL”) under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA, or ERISA Plans, and their legal advisors. The person having investment discretion concerning assets of an employee benefit plan is generally referred to as a “fiduciary”. Such person should determine whether an investment in us is authorized by the applicable governing plan instrument and whether it is a proper investment for the plan. ERISA Section 406 and Code Section 4975 prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance concerning whether assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	equity interests acquired by employee benefit plans are publicly offered securities — for example, the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)	the entity is an “operating company”- for example, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we believe that we qualify as an “operating company.” If the Department of Labor were to ever take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business and the value of our Units.

Plan fiduciaries contemplating a purchase of the Units offered hereunder are highly encouraged to consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF ORDERS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY US OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS REGARDING INVESTMENTS BY ANY PARTICULAR PLAN OR THAT AN INVESTMENT WITH US IS APPROPRIATE FOR ANY PARTICULAR TYPE OF PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT THEIR ATTORNEY AND FINANCIAL ADVISORS AS TO THE APPROPRIATENESS OF AN INVESTMENT IN US BASED ON CIRCUMSTANCES OF THE PARTICULAR PLAN.

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INVESTMENT COMPANY ACT CONSIDERATIONS

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act. A person will generally be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an available exception or exemption, it (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or (ii) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We rely on an exemption from the definition of investment company provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act, as interpreted by the SEC staff, that requires us to invest at least 55% of our assets in “mortgages and other liens on and interests in real estate,” or Qualifying Real Estate Assets, and at least 80% of our assets in Qualifying Real Estate Assets plus real estate-related assets.

The assets we may acquire are limited by the provisions of the Investment Company Act, the rules and regulations promulgated under the Investment Company Act, and interpretative guidance from the SEC and its staff. These limitations may adversely affect our performance. In addition, to the extent SEC staff provides different or more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. The loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. (See “Risk Factors” and ”Risks Related to the Fund.”)  If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

In accordance with the provisions in our Partnership Agreement, we will indemnify an officer, partner or controlling person or former officer or partner or controlling person, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our partners, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a partner, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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AVAILABLE INFORMATION

We have filed a Regulation A Offering Statement on Form 1-A under the Securities Act of 1933 with the SEC with respect to the Units offered through this Offering Circular. This Offering Circular is filed as a part of that Offering Statement, but does not contain all of the information contained in the Offering Statement and exhibits. Statements made in the Offering Statement are summaries of the material terms of the referenced contracts, agreements, or documents of the Fund. We refer you to our Offering Statement and each exhibit attached to it for a more detailed description of matters involving the Fund. You may inspect the Offering Statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the Offering Statement may be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549. Please call the SEC at (202) 942-8088 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Offering Statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

LEGAL MATTERS

Certain legal matters regarding the securities being offered by this Offering Circular will be passed upon for us by FitzGerald, Yap, Kreditor LLP, Irvine, California.

EXPERTS

Our financial statements have been audited by dbbmckennon, Newport Beach, California. We have included our financial statements in this Offering Statement in reliance on dbbmckennon’s report, given on the authority of such firm as experts in accounting and auditing.

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INVESTMENT GRADE R.E. INCOME FUND, L.P.

FINANCIAL STATEMENTS

as of

December 31, 2020

Together with

Independent Auditors’ Report

60

61

INDEPENDENT AUDITORS’ REPORT

To the Partners and Management

Investment Grade R.E. Income Fund, L.P.

Report on the Financial Statements

We have audited the accompanying financial statements of Investment Grade R.E. Income Fund, L.P. (the “Fund”), a Delaware limited liability company, which comprise the balance sheets as of December 31 2020 and 2019, and the related statements of operations and partner’s capital (deficit), and cash flows for the year ended December 31, 2020, and the period from September 27, 2019 (“Inception”) through December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Investment Grade R.E. Income Fund, L.P. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020, and the period from Inception through December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon

Newport Beach, California

June 24, 2021

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BALANCE SHEET AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,982,640	$36
Total current assets	1,982,640-	36

Deferred offering costs	-	45422
Total assets	$1,982,640	$45,422

Liabilities and Partners’ Equity (Deficit)
Liabilities:
Accounts payable	$7,500	$-
Accrued liabilities	152,232
Related party advances	268,832	72,149
Total current liabilities	428,564	72,149

Total liabilities	428,564	72,149

Commitments and contingencies (Note 4)

Partners’ Equity (Deficit):
Limited partnership units	1,674,889
Accumulated deficit	(120,813)	(26,691)
Total partners’ equity	1,554,076	(26,691)
Total liabilities and partners’ equity (deficit)	$1,982,640	$45,458

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STATEMENT OF OPERATIONS AND PARTNERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2020 AND FOR THE PERIOD FROM SEPTEMBER 27, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	2020	2019

Revenues	$-	$-

Operating Expenses:
General and administrative	84,604	$26,691
Sales and marketing	4,800
Total operating expenses	89,404	$26,691

Operating loss	(89,404)	$(26,691)

Other income	(8,109)	-
Total other income	(8,109)	-

Net Loss	$(81,295.00)	$(26,691)

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STATEMENT OF PARTNERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2020 AND FOR THE PERIOD FROM SEPTEMBER 27, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Units	Amount	Accumulated Deficit	Total Partner’s Equity (Deficit)
September 27, 2019 (Inception)	-	$-	$-	$-
Net loss	-	-	(26,691)	(26,691)
December 31, 2019	-		(26,691)	(26,691)
Limited partnership units issued for cash, net of offering costs	1,578	$1,274,889.00	$-	$1,274,889.00
Limited partnership units issued for cash - related party	437	40000	-	400,000
Distributions to members	-	0	(12,827)	(12,827)
Net loss	-	0	(81,295)	(81,295)
December 31, 2020	2,015	$1,674,889	$(120,813)	$1,554,076

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STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND FOR THE PERIOD FROM

SEPTEMBER 27, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(81,295.00)	$(26,691.00)
Adjustments to reconcile net loss to net cash	-	-
provided by (used in) operating activities:	-	-
Changes in operating assets and liabilities:	-	-
Accounts payable	7,500	-
Accrued liabilities	8,200	-
Net cash used in operating activities	(65,595)	(26,691)

CASH FLOWS FROM FINANCING ACTIVITIES:
Related party advances	196,683	72,149
Deferred offering costs - general	(113,791)	(45,422)
Proceeds from sale of limited partnership units	1,578,134	-
Proceeds from sale of limited partnership units - related party	400,000	-
Distributions to members	(12,827)	-
Net cash provided by financing activities	2,048,199	26,727

Increase in cash and cash equivalents	1,982,604	36
Cash, beginning of period	36
Cash, end of period	$1,982,640	$36

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non cash investing and financing activities:
Accrued offering cost - direct commissions	$144,032.00	$-

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Notes to the Financial Statements

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Investment Grade R.E. Income Fund, L.P. (which may be referred to as the “Fund,” “we,” “us,” or “our”) was formed on September 27, 2019 (“Inception”) in the State of Delaware. The Fund’s headquarters are located in Santa Barbara, California. The Fund was formed to raise up to $40 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual accredited and non-accredited investors, to acquire commercial real estate (the “Offering.”) The fundraising activity will be primarily done through brokers/dealers registered with the United States Securities and Exchange Commission throughout the United States.

Management’s Plans

Through September 2020, the Fund has relied on financing from its General Partner, IGRE Capital Holdings, LLC, a California limited liability company, for working capital and to cover net losses as we had not yet commenced operations. During the fourth quarter of 2020, the Fund raised gross proceeds of approximately $2 million from the sale of LP Units. Additionally, subsequent to December 31, 2020, the Fund has raised gross proceeds approximately $1.6 million and closed on the acquisition of an investment property to generate commercial lease income – See Note 6. The Fund is expected to generate cash flows prospectively sufficient to cover its debt service, primarily due to the debt being interest only for the first seven years, and necessary operating expenses. We believe that the Funds cash flows will be sufficient to enable it to continue as a going concern for a period in excess of 12 months from the release of these financial statements and that any substantial doubt about the Company’s ability to continue as a going concern is alleviated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There are no assurances that management will be able to raise capital on terms acceptable to the Fund. If we are unable to obtain sufficient amounts of capital, we may be required to reduce the scope of our planned acquisitions, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The accounting and reporting policies of the Fund conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Fund’s financial statements will ultimately be presented on a non-classified balance sheet since the Fund’s primary operating assets and liabilities will be non-current.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Fund. Unobservable inputs are inputs that reflect the Fund’s assumptions about the factors that market participants would use in valuing the asset or liability.

There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near the near future.

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Risks and Uncertainties

The Fund has limited operating history and has not generated revenue or commenced operations. The Fund’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Fund’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire commercial real estate, the availability of suitable real estate properties to acquire, and changes to regulations and laws. Adverse developments in these general business and economic conditions could have a material adverse effect on the Fund’s financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Fund considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations

Real Estate Held for Investment

Real estate assets will be stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties (buildings and improvements: 39 years.) We continually evaluate the recoverability of the carrying value of our real estate assets using the methodology prescribed in Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Real Estate Held for Sale

We will periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of the Fund’s management and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded.

Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

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Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete, and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC Topic 835-20 “Interest – Capitalization of Interest” and ASC Topic 970 “Real Estate – General.” We cease capitalization on costs upon completion.

Revenue Recognition

The Fund has adopted ASC Topic 606, “Revenue from Contracts with Customers”, which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. This standard requires the Fund to recognize, for certain of its revenue sources, the transfer of promised goods or services to customers in an amount that reflects the consideration the Fund is entitled to in exchange for those goods or services.

Income Taxes

The Fund is taxed as a Limited Partnership (“LP”). Under these provisions, the Fund does not pay federal corporate income taxes on its taxable income. Instead, the Limited Partners are liable for individual federal and state income taxes on their respective shares of the Fund’s taxable income. The Fund will pay state income taxes at reduced rates. The Fund has yet to file a tax return and thus there are no open periods for review. In addition, the Fund doesn’t have any open tax examinations.

Concentration of Credit Risk:

Subsequent to the balance sheet date, the Fund maintains its cash with a bank located in the United States of America and believes it to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Fund may maintain balances in excess of the federally insured limits.

Offering Costs

The Fund will capitalize costs related to its Offering and will offset the proceeds from the sale of equity. In the event the Offering is unsuccessful, such costs will be expensed. During the year ended December 31, 2020, the Fund offset $303,245 of offering costs against proceeds received from the sale of equity.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Fund believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Fund or (iv) are not expected to have a significant impact on the Fund.

NOTE 3 – RELATED PARTY TRANSACTIONS

As of December 31, 2020 and 2019, the Fund owed $268,832 and $72,149, respectively, to its General Partner to fund start-up and operational expenses, as well as costs of the offering of securities. Such amounts incur simple interest at a rate of 3% per year rand are due on demand pursuant to a promissory note entered into by the fund on February 1, 2023. The General Partner has agreed to extend the note until February 1, 2023. See Note 6 for related party advances received subsequent to year end.

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The General Partner or its Affiliates shall be entitled to receive the following fees:

Asset Management Fee

Equal to an annualized rate of up to 0.65% of the Fund’s net asset value (“NAV”) at the end of each prior month.

Acquisition Fees

Acquisition fee of 3% of the purchase price each of the Fund’s equity investments in real estate.

Disposition Fees

Disposition fee of 1% of the gross sale price as well as 20% of any net profits realized from the sale of any of the Fund’s equity investments in real estate. See Note 5 for additional information.

Reimbursement of Expenses.

The Fund shall pay or reimburse the General Partner and its Affiliates for the following:

Formation Expenses

The General Partner is entitled to reimbursement for all third-party charges and out-of-pocket costs and expenses (collectively, “Formation Expenses”) paid by the General Partner, and its Affiliates in connection with the formation of the Fund, the Offering and the admission of investors in the Fund.

Operating Expenses

The General Partner is entitled to reimbursement for all third party charges and out-of-pocket costs and expenses (collectively, “Operating Expenses”) paid by the General Partner and its Affiliates that are related to the operations of the Fund, including, without limitation, those related to (i) forming and operating Subsidiaries, (ii) accounting, auditing, tax return preparation, financial reporting, and legal services, and insurance, including without limitation to protect the Fund, the General Partner, their Affiliates, and Limited Partners in connection with the performance of activities related to Company, (iii) any indemnification obligations of the Fund, (iv) litigation, (v) borrowings of the Fund, (vi) liquidating the Fund, (vii) any taxes, fees or other governmental charges levied against the Fund and all expenses incurred in connection with any tax audit, and (viii) any distributions.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Fund is not currently involved with and does not know of any pending or threatening litigation against the Fund.

NOTE 5 – PARTNER’S EQUITY (DEFICIT)

LP Units

The General Partner is authorized to create and issue new classes of securities as necessary without amendment to the Fund’s operating agreement.

Profits and losses shall be allocated to holders of LP interests in proportion to their respective ownership of issued LP interests.

Distributions of Cash from Operations. After the Limited Partners have received an amount equal to their accrued but undistributed Preferred Return, the General Partner will receive 20% of all distributable Cash from Operations.

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Distribution of Cash from the Sale of Investments. The General Partner is entitled to receive 20% of the net profit on sales of Investments after the Limited Partners have received the return of their investment plus an amount equal to their accrued but undistributed Preferred Return.

Pursuant to the terms of the Fund’s Partnership Agreement, certain investors may pay less for their units. The reduced price per unit results in more units being issued per dollar invested which increases the investors’ overall return. As a result of selling commission paid when purchasing units through a broker dealer, versus units purchased net of commissions when referred through a registered investment advisor, or sold by the issuer, limited partners may pay more for their units.

During the year ended December 31, 2020, related parties invested total gross proceeds of $400,000 under this structure, in exchange for the issuance of 437 LP units. There were no direct commissions paid from proceeds received, and accordingly, the partnership issued 37 additional LP units to the investors.

During the year ended December 31, 2020, unrelated parties invested total gross proceeds of $1,578,134, outside of this structure, in exchange for the issuance of 1,578 LP units. Direct commissions of $144,032 were incurred.

The Fund intends to pay a target Preferred Return to Limited Partners 6% annualized return on its investments, paid monthly, of which there is no guarantee. During the year ended December 31, 2020, the fund declared cash distributions of $12,827, which represents the Funds targeted Preferred Return of 6%, per annum.

During the year ended December 31, 2020, the Company reduced proceeds for general offering costs unrelated to direct commissions, totaling $159,213.

NOTE 6 – SUBSEQUENT EVENTS

The Fund has evaluated subsequent events occurring after December 31, 2020, the balance sheet date through June 24, 2021, the issuance date of these financial statements.

On February 22, 2021, the Fund entered into a Real Property Purchase Agreement (“Agreement”) with Roth Menonomee Falls LLC, a Wisconsin limited liability company (“Seller”), to acquire a single tenant property leased by Kohl’s Corporation (the “Property”), in the amount of $9,756,000. In accordance with the agreement, the Fund deposited $100,000 to escrow with American Title Insurance Company.

On March 2, 2021, the Fund and Seller signed the First Amendment to the Real Property Purchase Agreement, which extended the Contingency Waiver Date by five days until March 29, 2021.

On March 29, 2021, the Fund and Seller signed the Second Amendment to the Real Property Purchase Agreement, extending the Closing date to May 5, 2021. In consideration of Seller agreeing to extend the Closing date, the Fund agreed to deposit an additional $200,000 to escrow. On March 29, 2021, the Fund deposited $200,000 in earnest money to American Title Insurance.

On May 5, 2021, the Fund and Seller signed the Third Amendment to the Real Property Purchase Agreement, extending the Closing date again to May 21, 2021. In consideration of Seller agreeing to again extend the Closing date, the Fund agreed to deposit an additional $300,000 to escrow. On May 5, 2021, the Fund deposited $300,000 in earnest money to American Title Insurance.

On May 21, 2021, the Fund entered into a non-recourse Loan Agreement with UBS AG to provide a first mortgage loan against the Property. Terms of the loan are as follows:

Loan Amount:	$5,853,600
Term:	10 years
Interest Rate:	3.848% fixed
Interest only period:	7 years
Amortization period:	Year 8 – Year 10
Amortization schedule:	30 years

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On May 21, 2021, the Fund closed on the acquisition of the Property. In addition to the amount advanced by UBS AG pursuant to the Loan, the Fund funded the balance of the Purchase Price as well as legal, title, loan fees and other fees associated with closing the transaction. IGRE Capital Holdings, LLC, the Fund’s general partner, loaned a total of $1,262,185 to the Fund to help close the transaction.

Terms of the lease with Kohl’s Corporation:

Annual Rent:	$687,792
Lease Type:	Triple Net
Lease Term remaining:	11.5 years (through November 30, 2032)
Renewal Options:	Six options of five years each
Lease guarantor:	Kohl’s Corporation

The Fund’s future annual minimum lease payments for this lease as of June 24, 2021 are as follows:

Year ending December 31,
2021	343,899
2022	687,798
2023	687,798
2024	687,798
2025	687,798
Thereafter	4,757,270
$7,852,361

Subsequent to December 31, 2020, the Fund had accumulated an additional $1,085,634 in related party advances owed to its General Partner to pay for various operational expenses.

Subsequent to December 31, 2020, the Fund raised an additional $1,596,399 through the issuance of 1,615 LP Units.

There have been no other material events or transactions during this time which would have a material effect on the financial statements, other than what has been reported in the Fund’s financial statements.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this draft Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on July 20, 2020.

Investment Grade R.E. Income Fund, L.P.,
a Delaware limited partnership

By:	IGRE Capital Holdings, LLC,
a California limited liability company
Its:	General Partner

By:	Janele Equity Partners,
a California limited liability company
Its:	Manager

/s/ William Levy
By:	William Levy
Its:	Manager
Date:	July 7, 2021

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William Levy
By:	William Levy
Its:	Senior Director/Founder (Principal Executive Officer)
Date:	July 7, 2021

/s/ Brent Peus
By:	Brent Peus
Its:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Date:	July 7, 2021

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PART III – EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Dealer Manager Agreement by and between Emerson Equity, LLC and the Fund dated March 16, 2020 – previously submitted at https://www.sec.gov/Archives/edgar/data/1798925/000149315220013601/ex1-1.htm
2.1	Certificate of Limited Partnership of the Fund filed with the Delaware Secretary of State on September 27, 2019 – previously submitted at https://www.sec.gov/Archives/edgar/data/1798925/000149315220013601/ex2-1.htm
2.2	Certificate of Correction of Certificate of Limited Partnership of the Fund filed with the Delaware Secretary of State on October 21, 2019 – previously submitted at https://www.sec.gov/Archives/edgar/data/1798925/000149315220013601/ex2-2.htm
2.3	Certificate of Registration of Foreign Limited Partnership of the Fund filed with the California Secretary of State on November 4, 2019 – previously submitted at https://www.sec.gov/Archives/edgar/data/1798925/000149315220013601/ex2-3.htm
2.4	Third Amended and Restated Limited Partnership Agreement of the Fund dated April 17, 2020 – previously submitted at https://www.sec.gov/Archives/edgar/data/1798925/000149315220013601/ex2-4.htm
2.5	Amendment to the Third Restated Limited Partnership Agreement
4.1	Form of Subscription Agreement (revised from previous filing)
6.1	Management Agreement by and between IGRE Capital Holdings, LLC and the Fund dated December 17, 2019
6.2	Engagement Agreement by and between MBD Solutions, LLC and IGRE Capital Holdings dated October 24, 2019 – previously submitted at https://www.sec.gov/Archives/edgar/data/1798925/000149315220013601/ex6-2.htm
6.3	Investment Advisory and Administrative Services Agreement by and between Emerson Equity, LLC and the Fund dated January 20, 2020 – previously submitted at https://www.sec.gov/Archives/edgar/data/1798925/000149315220013601/ex6-3.htm
6.4	Promissory Note by and between the General Partner and the Fund dated February 1, 2020 – previously submitted at https://www.sec.gov/Archives/edgar/data/1798925/000149315220013601/ex6-4.htm
6.5	First Amendment to the Promissory note dated February 1, 2020 previously provided at https://www.sec.gov/Archives/edgar/data/1798925/000149315221015299/ex6-5.htm
6.6	Engagement agreement between CBRE and General Partner, previously provided at https://www.sec.gov/Archives/edgar/data/1798925/000149315221015299/ex6-6.htm
11.1	Consent of audit firm previously provided at https://www.sec.gov/Archives/edgar/data/1798925/000149315221015299/ex11-1.htm

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